UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MercadoLibre, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Arias 3751, 7th Floor

Buenos Aires, Argentina C1430CRG

April 30, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of MercadoLibre, Inc., which will be held at 12:00 p.m., Eastern Time, on Thursday, June 12, 2015, at the offices of Hunton & Williams LLP, 1111 Brickell Avenue, Suite 2500, Miami, Florida.

We are pleased to use the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this electronic process should expedite your receipt of our proxy materials, lower the costs of our Annual Meeting, and help to conserve natural resources. On or about April 30, 2015, we first mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our 2015 Proxy Statement and 2014 Annual Report and vote. The notice also included instructions on how to receive a paper copy of our proxy materials, including the proxy statement, proxy card and 2014 Annual Report.

Thank you and we look forward to your attendance at the 2015 Annual Meeting of Stockholders or receiving your proxy vote. On behalf of the board of directors, I would like to express our appreciation for your continued interest in MercadoLibre.

Sincerely yours,

/s/ Marcos Galperin

Marcos Galperin

Chairman of the Board, President and Chief Executive Officer

Arias 3751, 7th Floor

Buenos Aires, Argentina C1430CRG

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2015

To Our Stockholders:

Notice is hereby given that the 2015 Annual Meeting of Stockholders of MercadoLibre, Inc. (the “2015 Annual Meeting”) will be held at 12:00 p.m., Eastern time, on June 12, 2015, at the offices of Hunton & Williams LLP, 1111 Brickell Avenue, Suite 2500, Miami, Florida. The meeting is called for the following purposes:

1.	To elect the three Class II directors nominated and recommended by our board of directors, each to serve until the 2018 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified, and to elect the one Class III director nominated and recommended by our board of directors to serve until the 2016 Annual Meeting of Stockholders or until such time as his respective successor is elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of Deloitte & Co. S.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4.	To transact such other business as may properly come before the meeting.

Our board of directors has fixed the close of business on April 17, 2015 as the record date for determining the stockholders entitled to notice of and to vote at the 2015 Annual Meeting. Only stockholders of record as of the close of business on April 17, 2015 are entitled to notice of and to vote at the 2015 Annual Meeting and at any adjournment or postponement thereof. We ask that as promptly as possible you vote via the Internet, by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.

This is an important meeting and all stockholders are invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please vote according to the instructions in this proxy statement. Voting on the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Using the Internet or telephone saves us money by reducing postage and proxy tabulation costs. Stockholders who vote via the Internet, telephone or by executing and returning a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Buenos Aires, Argentina April 30, 2015	By order of the board of directors, /s/ Jacobo Cohen Imach Jacobo Cohen Imach Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting. The Notice of Meeting and Proxy Statement for the 2015 Annual Meeting and our 2014 Annual Report to Stockholders are available electronically at www.proxyvote.com.

MercadoLibre, Inc.

Arias 3751, 7th Floor

Buenos Aires, Argentina C1430CRG

PROXY STATEMENT

INTERNET AVAILABILITY OF PROXY MATERIALS

Under U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 30, 2015, we first mailed to our stockholders (other than those who previously requested electronic or paper delivery of the proxy statement) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our 2014 Annual Report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE 2015 ANNUAL MEETING

Attending in Person

•	Doors open 11:30 a.m., Eastern Time

•	Annual Meeting starts at 12:00 p.m., Eastern Time

•	If you wish to attend the 2015 Annual Meeting in person, you must register in advance by emailing investor relations at investor@mercadolibre.com by no later than 11:59 p.m., Eastern Time, on June 11, 2015. Attendance at the 2015 Annual Meeting will be limited to individuals that have registered in advance and present proof of stock ownership on the record date and picture identification. If you are a stockholder of record, you must bring picture identification, such as a valid driver’s license. If you hold your shares through a stockbroker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of April 17, 2015, as well as picture identification.

•	No use of cameras

•	You do not need to attend the 2015 Annual Meeting to vote if you submit your proxy in advance of the 2015 Annual Meeting

Listening on the Internet

•	Live webcast available at http://investor.mercadolibre.com

•	Webcast starts at 12:00 p.m., Eastern Time

•	Replay available until July 11, 2015

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QUESTIONS

For questions regarding:	You may contact:
2015 Annual Meeting	MercadoLibre Investor Relations by going to http://investor.mercadolibre.com/contactus.cfm and submitting your question or request

Voting Stock Ownership	Computershare P.O. Box 43078, Providence, RI 02940, USA Telephone: 1-888-313-1478 (U.S. investors) 1-781-575-3100 (Non-U.S. investors) Web: www.computershare.com/investor

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2015 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Our board of directors is providing these proxy materials to you in connection with our board’s solicitation of proxies for use at our 2015 Annual Meeting which will take place on June 12, 2015. Stockholders are invited to attend the 2015 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the 2015 Annual Meeting, the voting process, the compensation of our directors and our named executive officers, and certain other required information.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	In accordance with SEC rules, we may furnish proxy materials, including this proxy statement and our 2014 Annual Report, which includes our audited consolidated financial statements for the year ended December 31, 2014, to our stockholders by providing access to these documents on the Internet instead of mailing printed copies. On or about April 30, 2015, we first mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our 2014 Annual Report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet, by telephone or by mail. You will not receive printed copies of the proxy materials unless you request them. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, including a copy of our 2014 Annual Report, you should follow the instructions in the notice for requesting these materials.

Q:	How do I get electronic access to the proxy materials?

A:	The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the 2015 Annual Meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Q:	What proposals will be voted on at the 2015 Annual Meeting?

A:	There are three proposals scheduled for a vote at the 2015 Annual Meeting:

•	the election of the three Class II directors nominated and recommended by our board, each to serve until the 2018 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified, and the election of the one Class III director nominated and recommended by our board to serve until the 2016 Annual Meeting of Stockholders or until such time as his respective successor is elected and qualified;

•	an advisory vote on executive compensation; and

•	the ratification of the appointment of Deloitte & Co. S.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Q:	What are our board’s voting recommendations?

A:	Our board recommends that you vote your shares:

•	“FOR” the election of the three Class II directors nominated and recommended by our board;

•	“FOR” the election of the one Class III director nominated and recommended by our board;

•	“FOR” the approval of our executive compensation; and

•	“FOR” the ratification of the appointment of Deloitte & Co. S.A. as our independent registered public accounting firm for 2015.

Q:	How many shares are entitled to vote?

A:	Each share of our common stock outstanding as of the close of business on April 17, 2015, the record date, is entitled to one vote at the 2015 Annual Meeting. At the close of business on April 17, 2015, 44,154,932 shares of our common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date and each share of common stock held by you on the record date represents one vote. These shares include shares that are (1) held of record directly in your name and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of MercadoLibre hold their shares beneficially through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

Shares held of record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2015 Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. Each stockholder of record is entitled to vote by proxy as described in the Notice of Internet Availability and below under the heading “How can I vote my shares without attending the 2015 Annual Meeting?”

Shares owned beneficially

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner or nominee, you have the right to direct your broker or other nominee on how to vote the shares in your account, and you are also invited to attend the 2015 Annual Meeting.

However, because you are not the stockholder of record, you may not vote these shares in person at the 2015 Annual Meeting unless you request and receive a valid proxy from your broker or other nominee. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy as described in the Notice of Internet Availability and below under the heading “How can I vote my shares without attending the 2015 Annual Meeting?”

Q:	Can I attend the 2015 Annual Meeting?

A:	You are invited to attend the 2015 Annual Meeting if you are a stockholder of record or a beneficial owner at the close of business on April 17, 2015. If you wish to attend the 2015 Annual Meeting in person, you must register for the meeting in advance by emailing investor relations at investor@mercadolibre.com. Attendance at the 2015 Annual Meeting will be limited to individuals that register in advance and present proof of stock ownership on the record date and picture identification. If you are a stockholder of record, you must bring picture identification, such as a valid driver’s license. If you hold your shares through a stockbroker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of April 17, 2015, as well as picture identification. If you do not attend the 2015 Annual Meeting, you can listen to a live webcast of the proceedings at our investor relations website at http://investor.mercadolibre.com.

Q:	How can I vote my shares in person at the 2015 Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the 2015 Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the 2015 Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the 2015 Annual Meeting. Shares held in street name through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a valid proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the 2015 Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote without attending the 2015 Annual Meeting as follows:

•	If you are a stockholder of record, you may vote by proxy over the Internet or by telephone by following the instructions provided in the Notice of Internet Availability, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card.

•	If you hold shares beneficially in street name, you may also vote by proxy over the Internet or by telephone by following the instructions provided in the Notice of Internet Availability, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Under Delaware law, votes cast by Internet or telephone have the same effect as votes cast by submitting a written proxy card.

Q:	Can I change my vote or revoke my proxy?

A:	If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the 2015 Annual Meeting. Proxies may be revoked by any of the following actions:

•	filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG);

•	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method); or

•	attending the 2015 Annual Meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

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If your shares are held through a brokerage account or by a bank or other nominee, you may change your vote by:

•	submitting new voting instructions to your broker, bank, or nominee following the instructions they provided; or

•	if you have obtained a legal proxy from your broker, bank, or nominee giving you the right to vote your shares, by attending the 2015 Annual Meeting and voting in person.

Q:	How are votes counted?

A: •	Election of three Class II Directors. In the election of three Class II directors, you may vote “for” any or all of the nominees for Class II directors or you may “withhold” your vote with respect to any or all of the nominees for Class II director. Only votes “for” will be counted in determining whether a plurality has been cast in favor of a nominee for Class II director.

•	Election of one Class III Director. In the election of one Class III director, you may vote “for” the nominee for Class III director or you may “withhold” your vote with respect to the nominee for Class III director. Only votes “for” will be counted in determining whether a plurality has been cast in favor of the nominee for Class III director.

•	Advisory Vote on Executive Compensation. In the advisory vote on executive compensation, you may vote “for,” “against” or “abstain.” If you abstain from voting, it will have the same effect as a vote against this proposal.

•	Ratification of Appointment of Independent Auditor. In the proposal to ratify the appointment of our independent registered public accounting firm for 2015, you may vote “for,” “against” or “abstain.” If you abstain from voting, it will have the same effect as a vote against this proposal.

No cumulative voting rights are authorized, and dissenter’s rights are not applicable to these matters.

If you sign and return your proxy card or broker voting instruction card without giving specific voting instructions, your shares will be voted “FOR” the election of the three Class II directors nominated and recommended by our board and named in this proxy statement, “FOR” the election of the one Class III director nominated and recommended by our board and named in this proxy statement, “FOR” approval of our executive compensation, “FOR” the ratification of the approval of our independent auditors, and at the discretion of the proxies in any other matters properly brought before the 2015 Annual Meeting.

If you are a beneficial holder and do not return a voting instruction card, your broker is only authorized to vote on the ratification of the approval of our independent auditors. See “What are broker non-votes and what effect do they have on the proposals?”

Q:	Who will count the votes?

A:	A representative of Hunton & Williams LLP will tabulate the votes at the 2015 Annual Meeting and act as the inspector of elections.

Q:	What is the quorum requirement for the 2015 Annual Meeting?

A:	The quorum requirement for holding the 2015 Annual Meeting and transacting business is a majority of the outstanding shares entitled to vote. The shares may be present in person or represented by proxy at the 2015 Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A: •	Election of three Class II Directors. The Class II directors will be elected by plurality vote of the shares present in person or represented by proxy and entitled to vote on the matter, meaning that the three Class II director nominees receiving the highest number of “FOR” votes will be elected.

•	Election of one Class III Director. The Class III director will be elected by plurality vote of the shares present in person or represented by proxy and entitled to vote on the matter, meaning that the one Class III director nominee receiving the highest number of “FOR” votes will be elected.

•	Advisory Vote on Executive Compensation. The vote of a majority of the shares present in person or represented by proxy is required to approve our executive compensation. This vote is advisory and will not be binding on the company, the board of directors or the compensation committee.

•	Ratification of Appointment of Independent Auditor. The vote of a majority of the shares present in person or represented by proxy is required to ratify the appointment of our independent registered public accounting firm for 2015.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker, bank or other nominee has not received voting instructions from the beneficial owner and (2) the broker, bank or other nominee lacks discretionary voting power to vote those shares. A broker, bank or other nominee is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, but is not entitled to vote shares held for a beneficial owner on any non-routine matter without instruction from the beneficial owner. The ratification of the appointment of our independent registered public accounting firm is considered to be a routine matter for which brokers, banks or other nominees holding shares in street name may exercise discretionary voting power in the absence of voting instructions from the beneficial owner. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

Unlike the proposal to ratify the appointment of our independent auditors, the election of directors and the advisory vote on executive compensation are each considered a “non-routine” matter. As a result, brokers, banks or other nominees holding shares in street name that have not received voting instructions from their clients cannot vote on their clients’ behalf on these proposals. Therefore, it is very important that you provide your broker, bank or other nominee who is holding your shares in street name with voting instructions with respect to these proposals in one of the manners set forth in this proxy statement. Under Delaware law, broker non-votes that arise in connection with the election of directors or the advisory vote on executive compensation votes will have no effect on these proposals.

Q:	Where can I find the voting results of the 2015 Annual Meeting?

A:	We will announce final voting results in a current report on Form 8-K that will be filed with the SEC within four business days after the 2015 Annual Meeting and that will also be available on our investor relations website at http://investor.mercadolibre.com.

Q:	Who will bear the cost of soliciting votes for the 2015 Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

PROPOSAL ONE:

ELECTION OF THREE CLASS II DIRECTORS (PROPOSAL 1A)

AND ELECTION OF ONE CLASS III DIRECTOR (PROPOSAL 1B)

Our certificate of incorporation provides for our board to be divided into three classes, with each class having a three-year term. In accordance with our certificate of incorporation and bylaws, the number of directors that constitutes our board of directors is fixed from time to time by a resolution duly adopted by our board. Our board has set the size of the board at ten directors. Information as to the directors currently comprising each class of directors and the current term expiration date of each class of directors is set forth in the following table:

Class	Directors Comprising Class	Current Term Expiration Date
Class I	Susan Segal Michael Spence Mario Eduardo Vázquez	2017 Annual Meeting

Class II	Nicolás Galperin Meyer Malka Javier Olivan	2015 Annual Meeting

Class III	Emiliano Calemzuk Marcos Galperin Veronica Allende Serra Roberto Balls Sallouti	2016 Annual Meeting

A director elected to fill a vacancy (including a vacancy created by an increase in the size of our board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. As discussed in greater detail below in “Information on our Board of Directors—Director Independence and Family Relationships,” our Board has determined that eight of the ten current members of our board are independent directors within the meaning of the listing standards of The NASDAQ Global Market and our corporate governance guidelines.

The terms of our three Class II directors are set to expire at the 2015 Annual Meeting. The nominating and corporate governance committee recommended, and our board nominated, each of Nicolás Galperin, Meyer Malka and Javier Olivan as nominees for re-election as Class II directors of our Company at the 2015 Annual Meeting (“Proposal 1A”). If elected at the 2015 Annual Meeting, each of the Class II director nominees will serve until our 2018 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.

In addition, on October 29, 2014, our board increased the size of the board to ten directors and appointed Roberto Balls Sallouti to serve as a Class III director. Pursuant to our bylaws, the nominating and corporate governance committee has recommended and our board has nominated, Roberto Balls Sallouti, as nominee for election as a Class III member of our board at the 2015 Annual Meeting (“Proposal 1B”). If elected at the 2015 Annual Meeting, Mr. Sallouti will serve until our 2016 Annual Meeting of Stockholders, which is the current term expiration date for our Class III directors, and until his successor is duly elected and qualified or until his earlier death, resignation or removal. Mr. Sallouti’s name as a potential candidate for director was initially submitted to the nominating and corporate governance committee by our chief executive officer.

If any of the nominees is unexpectedly unavailable for election, shares represented by validly delivered proxies will be voted for the election of a substitute nominee proposed by our nominating and corporate governance committee or our board may determine to reduce the size of our board. Each person nominated for election and named above has agreed to serve if elected.

Set forth below is biographical information for the nominees, as well as the key attributes, experience and skills that the board believes each nominee brings to the board.

Nominees for Election as Class II Directors

Nicolás Galperin, 46, joined our board in 1999. Mr. Galperin is the principal of Onslow Capital Management Limited, an investment management company based in London, which he founded in 2006. Mr. Galperin worked at Morgan Stanley & Co. Incorporated, an investment bank, from 1994 to 2006, and his last position was managing director and head of trading and risk management for the London emerging markets trading desk. In his career at Morgan Stanley, Mr. Galperin also acted as a trader of high-yield bonds, emerging market bonds and derivatives in New York and London. Mr. Galperin graduated with honors from the Wharton School of the University of Pennsylvania. Mr. Galperin is the brother of Marcos Galperin, our chairman, president and chief executive officer.

Key Attributes, Experience and Skills:

Mr. Galperin’s career in investment banking and investment management, including serving in various leadership roles at Morgan Stanley and Onslow Capital Management, provide valuable business experience and critical insights on the roles of finance and strategic transactions in our business. His particular focus on emerging capital markets and his leadership in risk management contribute key skills to our board. Based in London, Mr. Galperin brings experience with both Latin American and European businesses. In addition to this global business perspective, Mr. Galperin’s extensive experience in banking and investments includes an understanding of financial statements, corporate finance, accounting and capital markets.

Meyer “Micky” Malka Rais, 40, joined our board in March 2013 and has served as chairman of the compensation committee and as a member of the audit committee since then. Mr. Malka is the managing partner at Ribbit Capital LP, a venture capital fund focused on investing in innovative companies in the financial services sector, a position he has held since May 2012. Mr. Malka has more than twenty years of experience building and investing in technology and financial services across three continents. Mr. Malka was the co-founder and chairman of Lemon, Inc., an online financial service enabling individuals to access a virtual wallet online, until it was purchased by LifeLock (NYSE: LOCK) in December 2013. He also served on the boards of Wonga Group Limited, a private company offering loans that emphasize transparency, speed, convenience and flexibility through the website Wonga.com from 2011 to 2014; Revista Climax, a Venezuelan magazine from 2007 to 2014; and Peixe Urbano Inc., a private company in local commerce from 2012 to 2015. Mr. Malka currently serves on the boards of Credit Karma, a private company offering free credit scores to consumers; LendingHome, an online marketplace private company for home mortgages; Invoice2go, a private company that offers invoicing solutions to small businesses on mobile applications; Bitcoin Foundation, a non-profit trade organization that enables the use of Bitcoin cryptographic money worldwide. In 1991, at the age of 18, Mr. Malka co-founded Heptagon Group, a securities and investment broker dealer servicing the Venezuelan and U.S. markets, where he served as chief operating officer. In 1998, Mr. Malka developed the online brokerage Patagon.com, Inc., which became Latin America’s first comprehensive Internet-based financial services portal and dealer until its acquisition in March 2000 by the Spanish bank Banco Santander. Mr. Malka then served as the interim chief executive officer for OpenBank S.A., an online bank in Spain and Germany. In 2003, he co-founded Banco Lemon, a Brazilian retail bank serving the underbanked population, which went on to become one of the largest private microfinance institutions in Brazil until 2009 when it was acquired by Banco do Brasil, Latin America’s largest bank. In July 2008, Mr. Malka co-founded and was co-chief executive officer of Bling Nation Ltd., a Palo Alto-based mobile payments private company, until July 2011 when it evolved into Lemon Inc. In May 2011, Mr. Malka co-founded Banco Bracce, a Brazilian financial banking institution specializing in lending for mid-sized companies in Brazil. Banco Bracce was sold in 2014. Mr. Malka graduated with a degree in economics from the Universidad Católica Andrés Bello in Caracas, Venezuela in 1996 and currently resides in Palo Alto, California.

Key Attributes, Experience and Skills:

Mr. Malka is an entrepreneur who brings deep industry expertise and expansive operational experience to our board. He has spent his career in the financial products and payments industries, and he has gained deep understanding of the transformative role that technology can play in these industries. From co-founding one of the earliest online brokerages in Latin America to creating a microfinance bank with thousands of branches throughout Brazil, to co-founding one of the earliest mobile payments companies in the United States, Mr. Malka has been at the forefront of bringing fundamentally transformative technologies to financial services. Serving as both an executive and a board member at companies of all stages of growth, he understands how to manage the transition from a rapidly growing start-up to a successful public company, while preserving the entrepreneurial spirit necessary to continually innovate. His deep industry expertise and diverse professional experiences give him critical business insights into the challenges and opportunities presented for our business.

Javier Olivan, 38, joined our board in December 2012. Mr. Olivan is the Vice President of growth, engagement and mobile adoption at Facebook, Inc. (NYSE: FB) since 2007. Mr. Olivan has been responsible for Facebook’s international efforts, setting strategy and helping to drive the growth of Facebook’s user base across the globe through product, marketing and internationalization initiatives. Mr. Olivan also oversees all product analytics, mobile adoption and user engagement worldwide. Prior to working at Facebook, Inc., Mr. Olivan was a product manager at Siemens Mobile where he led a cross-functional team charged with the development and market launch of handset devices. Earlier in his career, Mr. Olivan worked for NTT Corporation in Japan as a research and development engineer and was part of a team that was responsible for developing software that enabled high quality wireless video transmission on to mobile devices. Mr. Olivan holds a master’s degree in business administration from Stanford University and master’s degrees in both electrical and industrial engineering from the University of Navarra.

Key Attributes, Experience and Skills:

Mr. Olivan contributes extensive knowledge in creating and growing internet usage across the globe and over various platforms (web and mobile). He also has a deep understanding of how social networks work, which uniquely positions him to provide thoughtful counsel to us as we explore opportunities at the intersection of commerce and social media.

Nominee for Election as Class III Director

Roberto Balls Sallouti , 43, is a member of the board of directors since October 2014. Mr. Sallouti is a managing partner and board member of BTG Pactual, Brazilian financial company operating in Latam investment banking, and global wealth and asset management markets. Mr. Sallouti joined Banco BTG Pactual in 1994 and became a partner in 1998. During his career at BTG Pactual S.A., he served as joint head of Brazil local fixed income markets from 1999 to 2003 and as the head of the international and emerging markets fixed income division from 2003 to 2006. After Banco Pactual was sold to UBS AG, he acted as joint head of Latam FICC (Fixed Income, Currencies, and Commodities) and co-head of emerging markets fixed income from 2006 to 2008. In 2008, he was one of the founders of BTG Investments, which acquired Banco Pactual back from UBS in 2009. Mr. Sallouti received his bachelor’s degree in economics, with concentrations in finance and marketing, from The Wharton School at the University of Pennsylvania.

Key Attributes, Experience and Skills:

Mr. Sallouti brings a deep understanding of financial markets and investment banking activities. Our board believes that his knowledge of Brazilian and Latin American economies and markets, coupled with his professional network that he has developed in Latin America throughout his career in investment banking, makes him an asset to our company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR CLASS II DIRECTORS NAMED ABOVE AND “FOR” THE ELECTION OF THE NOMINEE FOR CLASS III DIRECTOR NAMED ABOVE

INFORMATION ON OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of our board. Except for Mr. Marcos Galperin, none of the members of our board is an employee of MercadoLibre. Our board members remain informed of our business through discussions with management, materials we provide to them, and their participation in board and board committee meetings.

We believe open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. Our board has adopted corporate governance guidelines that, along with the charters of our board committees and our code of business conduct and ethics, provide the framework for the governance of our company. A complete copy of our corporate governance guidelines, the charters of our board committees, and our code of business conduct and ethics may be found on our investor relations website at http://investor.mercadolibre.com. Information contained on or connected to our website is not part of this proxy statement. The board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected on the same location of our website.

Board of Directors

The following is biographical information on the remainder of our current directors, as well as the key attributes, experience and skills that the board believes such current directors bring to the board.

Class I Directors

Susan Segal, 62, joined our board in April 2012 and has served as a member of the audit committee since 2012. Ms. Segal has been president and chief executive officer of the Americas Society and Council of the Americas since 2003, after having worked in the private sector for more than 30 years. Prior to her current position, Ms. Segal was a founding partner of her own investment advisory firm focused primarily on Latin America and the U.S. Hispanic market. Previously, she was a partner and Latin American Group Head at JPMorgan Partners/Chase Capital Partners, where she pioneered early stage venture capital investing in Latin America. Prior to joining Chase Capital Partners, Ms. Segal was a senior managing director focused on Emerging Markets Investment Banking and Capital Markets at Chase Bank and its predecessor banks. She was actively involved in developing investment banking, building an emerging-market bond-trading unit for Latin America and was also involved in the Latin American debt crisis of the 1980s and early 1990s both chairing and sitting on various advisory committees. Ms. Segal currently serves on various boards and committees, including at the Bank of Nova Scotia/Scotiabank, where she serves as a director and a member of the Audit Committee and the Corporate Governance Committee, the Tinker Foundation and the Latin American Venture Capital Association. She is also a member of the Council of Foreign Relations. In 1999, she was awarded the Order of Bernardo O’Higgins Grado de Gran Oficial in Chile and in 2009 President Uribe of Colombia honored her with the Cruz de San Carlos. In 2012, she was awarded the Order of the Aztec Eagle in Mexico. Ms. Segal received a master’s in business administration from Columbia University and a bachelor’s degree from Sarah Lawrence College. Ms. Segal previously served as a director of our company from 1999 to 2002.

Key Attributes, Experience and Skills:

Ms. Segal’s impressive experience includes her background studying the economies of Latin American countries. She is also well-versed in Latin America’s prospects for growth, integration, and economic and social development, and she is knowledgeable about economic inclusion, social empowerment, markets, overall business environment, diversity issues and risk assessment. Her background includes experience in trade, private equity, venture capital, social media, and infrastructure. Ms. Segal’s decades of experience in Latin America have enabled her to create an extensive network among Latin America’s political and business leaders. Given the increasing political and other challenges involved with doing business across national borders in Latin America, the board believes that Ms. Segal’s prior experience and extensive knowledge of these affairs qualify her to serve as a director of our company.

Michael Spence, age 71, joined our board in 1999 and has served as a member of the nominating and corporate governance committee since 2007. Mr. Spence is Professor of Economics at the Stern School of Business at New York University and Professor Emeritus of Management in the Graduate School of Business at Stanford University. Since 2007 he has served as external advisor to the government of China on growth strategy and reform. From 2010 to 2014 he served as consultant to PIMCO, and since 2011 Mr. Spence has served as senior advisor at Oak Hill Investment Management and director of the board of the Stanford Management Company. In 2012 Mr. Spence was appointed Chairman of the Academic Board of the Fung Global Institute. He currently is a Senior Fellow of the Hoover Institution at Stanford. Mr. Spence is also a distinguished visiting Fellow at the Council on Foreign Relations, an independent, nonpartisan membership organization, think tank, and publisher. He served as dean of the Stanford Business School from 1990 to 1999. Dr. Spence was awarded the John Kenneth Galbraith Prize for excellence in teaching and the John Bates Clark medal for a “significant contribution to economic thought and knowledge.” In 2001, Dr. Spence received the Nobel Prize in Economic Sciences. From 2006 to 2010, Dr. Spence served as chairman of the Commission on Growth and Development. Dr. Spence earned his undergraduate degree in philosophy at Princeton summa cum laude and was selected for a Rhodes Scholarship. He was awarded a BS-MA from Oxford University and earned his doctorate degree in economics at Harvard University. He taught at Stanford as an Associate Professor of Economics from 1973 to 1975. From 1975 to 1990, he served as professor of Economics and Business Administration at Harvard, holding a joint appointment in the Business School and the Faculty of Arts and Sciences. In 1983, he was named chairman of the Economics Department and George Gund Professor of Economics and Business Administration. From 1984 to 1990, Dr. Spence served as the Dean of the Faculty of Arts and Sciences at Harvard, overseeing Harvard College, the Graduate School of Arts and Sciences, and the Division of Continuing Education. From 2005 to 2007, Dr. Spence served on the Board of Genpact Ltd., a NYSE-listed company that focuses on managing business processes, and previously served on the board of General Mills, Inc., from 1992 to 2008. Mr. Spence also serves on the board of a number of private companies. In the past he has served on the boards of Bank of America, Nike Inc., Siebel Systems, Inc., Exult Inc., a human resources company, Torstar Corporation, a publishing company, and Sun Microsystems, Inc.

Key Attributes, Experience and Skills:

Dr. Spence has strong leadership skills, having served as Dean of the Stanford Business School for nine years and the Dean of the Faculty of Arts and Sciences at Harvard for six years. Dr. Spence brings extensive experience in finance, developing country growth and management education. Further, he brings an academic perspective on the economy, business processes and developing markets, which enhances our board’s ability to analyze macroeconomic trends that may impact our business. He is a frequent speaker on and leader of global economic policy. Dr. Spence’s past service on the boards of major corporations, including General Mills, Bank of America, Nike and Sun Microsystems brings the board insights and best practices of admired public companies.

Mario Eduardo Vázquez, age 79, joined our board in May 2008, has served as chairman of the audit committee since May 2008 and has served as a member of the nominating and corporate governance committee since March 2009. Mr. Vázquez serves as a member of the board of directors and as the president of the audit committee of Globant S.A. (NYSE: GLOB). Mr. Vázquez served as the chief executive officer of Grupo Telefónica in Argentina from June 2003 to November 2006, and served as a member of the board of directors of Telefónica S.A. Spain from November 2000 to November 2006. He has also served as a regular member of the board of directors of Telefónica Argentina S.A. and Telefónica Holding Argentina S.A., and as alternate member of the board of directors of Telefónica de Chile S.A until 2012. Mr. Vázquez served as a member of the board of directors of YPF S.A. and as the president of the Audit Committee of YPF S.A until 2012. Since November 2006, Mr. Vázquez has pursued personal interests in addition to his service as a director. Mr. Vázquez spent 23 years as a partner and general director of Arthur Andersen for Argentina, Chile, Uruguay and Paraguay (Pistrelli, Diaz y Asociados and Andersen Consulting — Accenture), where he served for a total of 33 years until his retirement in 1993. Mr. Vázquez previously taught as a professor of Auditing at the Economics School of the University of Buenos Aires. Mr. Vázquez received a degree in accounting from the University of Buenos Aires.

Key Attributes, Experience and Skills:

Mr. Vázquez was chosen to join our board specifically to serve our audit committee as its audit committee financial expert. We targeted a director with financial and auditing experience specific to Latin American businesses. Mr. Vázquez worked in auditing for Arthur Andersen for 33 years total, including 23 years as a partner and general director, in many of our markets, including Argentina, Chile, Uruguay and Paraguay. He also brings an academic perspective to the position from his time as a professor of Auditing at the Economics School of the University of Buenos Aires. Finally, Mr. Vázquez has employed these skills as a board member of several other technology and other companies, thus has important experience serving as a director and audit committee member.

Class III Directors

Emiliano Calemzuk, age 41, joined our board in August 2007, has served as chairman of the nominating and corporate governance committee since 2007 and has served as a member of the compensation committee since 2008. Mr. Calemzuk also serves as chairman of the advisory board of The Heart of Los Angeles Organization, a non-profit organization for which he has served since 2010. Mr. Calemzuk is the founder of Rampante, a media company focused on media business. From September 2010 to January 2012, Mr. Calemzuk served as chief executive officer of Shine Group Americas (and its subsidiaries), a television producer in the U.S. market. Prior to joining Shine Group Americas, from 2007 to 2010, Mr. Calemzuk was president of Fox Television Studios, a supplier of programming to U.S. cable and broadcast networks. From 2002 to 2007, Mr. Calemzuk served as president of Fox Channels Europe. From 2000 to 2002, Mr. Calemzuk was vice president and deputy managing director of Fox Latin American Channels and was also employed as general manager of Fox Kids Latin America. From 1998 to 2000, Mr. Calemzuk served as associate director of marketing and promotions for Fox Latin America. Prior to that, he worked at Hero Productions. Mr. Calemzuk holds a bachelor’s degree, cum laude, from the University of Pennsylvania.

Key Attributes, Experience and Skills:

Mr. Calemzuk contributes significant leadership experience in media, marketing and promotions. His service as President of Fox Television Studios provides valuable business, leadership and management experience, including expertise leading a large organization with global operations, giving him a keen understanding of the issues facing a multinational business such as MercadoLibre. Similarly, he has led the growth of international operations of Fox in both Latin America and Italy. In particular, he is a leader in alternative entertainment and technology genres, uniquely positioning him to provide thought leadership and guidance as MercadoLibre adapts to a changing technology and entertainment world.

Marcos Galperin, age 43, is one of our co-founders and has served as our chairman, president and chief executive officer and one of our directors since our inception in October 1999. Mr. Galperin serves on the boards of Endeavor, a non-profit organization that that selects mentors and accelerates high impact entrepreneurs around the world; Globant S.A. (NYSE: GLOB)., a technology service provider focused on delivering software solutions by leveraging emerging technologies and trends that is listed on the NYSE; and Onapsis, a cyber-security company. Prior to working with us, Mr. Galperin worked in the fixed income department of J.P. Morgan Securities Inc. in New York from June to August 1998 and at YPF S.A., an integrated oil company, in Buenos Aires, Argentina, where he was a Futures and Options Associate and managed YPF’s currency and oil derivatives program from 1994 to 1997. Mr. Galperin received an MBA from Stanford University and graduated with honors from the Wharton School of the University of Pennsylvania. Mr. Galperin is the brother of Nicolás Galperin, a Class II Director nominee.

Key Attributes, Experience and Skills:

Mr. Galperin brings leadership and extensive experience and knowledge of our company and industry to the board. As the founder, chief executive officer and president of our company, Mr. Galperin has the most long-term and valuable hands-on knowledge of the issues, opportunities and challenges facing us and our business. In addition, Mr. Galperin brings his broad strategic vision for our company to the board. Mr. Galperin’s service as our chairman, president and chief executive officer provides a critical link between management and the board, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business.

Veronica Allende Serra, age 45, joined our board in September 2007 and has served as a member of the compensation committee since 2007. Ms. Serra is the founding partner of Pacific Investments, a multi-asset fund management group, and Innova Capital, a mid-market private equity firm in Central Europe, with 19 years of experience making direct investments in a variety of sectors, including private equity, real estate and venture capital. Ms. Serra currently sits on the boards of the portfolio companies of Innova Capital and also sits on the nonprofit board of Instituto Sidarta (education), global advisory board of Endeavor Global, advisory board of AMIGOH, and collaborates with Fundação Estudar, where she was a director from 2008 to 2010. She was also a director of iSmart Foundation (education) from 2010 to 2014. Ms. Serra is a member of the “Group of 50” and YPO, co-founder of Latam Start Up Challenge and member of the advisory council of the XTC. Before founding Pacific Investments, she was involved in a series of start-ups, among which are Patagon.com in Brazil and also an entity that owned interests in MercadoLibre and Wanako Games. From 1998 to 2001, Ms. Serra headed investments for Latin America for International Real Returns LLC and from 1997 to 1998 she was a vice president and assistant to the chief executive officer of Leucadia National Corporation (NYSE: LUK) a holding company engaged in a variety of businesses, including investment banking and capital markets. She received an MBA from Harvard Business School in 1997, a degree in Law from the University of São Paulo and in Art and Advertising from Escola Panamericana de Arte.

Key Attributes, Experience and Skills:

Ms. Serra provides our board with specific experience in acquisitions and other strategic transactions. She was chosen in part due to her extensive experience and leadership in global investments in both Latin America and the United States. In addition to business and finance, her law degree provides a legal perspective on our business transactions and her art and advertising degree provides marketing guidance with respect to our business decisions. Further, her dual education in both Brazil and the United States provides insights in both of our major areas of operation and oversight. She currently resides in Brazil, one of our most important markets. Ms. Serra’s diverse background also contributes to her effectiveness as our lead independent director, enabling her to lead in a number of different areas.

Director Independence and Family Relationships

NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Under NASDAQ’s rules, in order for a director to be deemed independent, our board must determine that the individual does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director of our company. As part of our corporate governance guidelines, our board has adopted guidelines setting forth categories of relationships that it has deemed material for purposes of making a determination regarding a director’s independence. On an annual basis, each member of our board is required to complete a questionnaire designed to provide information to assist our board in determining whether the director is independent under NASDAQ rules and our corporate governance guidelines. Our board has determined that each of Messrs. Calemzuk, Malka, Olivan, Spence, Vázquez and Sallouti, and Ms. Segal and Ms. Serra, is independent under the listing standards of The NASDAQ Global Market and our corporate governance guidelines. Our governance guidelines require any director who has previously been determined to be independent to inform the chairman of our board and our corporate secretary of any change in circumstance that may cause his or her status as an independent director to change.

Other than Marcos Galperin and Nicolás Galperin, who are brothers, there are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Board Leadership Structure

We do not have a fixed policy with respect to the separation of the offices of the chairman of the board and chief executive officer and believe that any determination in this regard is part of the executive succession planning process. The board understands that there is no single, generally accepted approach to providing board leadership and, in light of the competitive and dynamic environment in which we operate, the appropriate board leadership structure may vary from time to time as circumstances warrant.

Mr. Galperin currently serves as both our chairman and our president and chief executive officer. Our board believes service in these dual roles is in the best interests of our company and our stockholders. Mr. Galperin co-founded our company, has served as chief executive officer since our inception and is the only member of management on the board. The board is confident that he possesses the most thorough knowledge of the issues, opportunities and challenges facing us and our business and, accordingly, is the person best positioned to develop agendas that ensure that the board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and users.

Because the board also believes that strong, independent board leadership is a critical aspect of effective corporate governance, the board has established the position of lead independent director. The lead independent director is an independent director elected annually by the board. Ms. Serra currently serves as the lead independent director. As lead independent director, she chairs and has authority to call formal closed sessions of the outside directors, leads board meetings in the absence of the chairman, and leads the annual board self-assessment process. In addition, the lead independent director, together with the chair of the nominating and corporate governance committee, conducts interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election.

Our board will continually evaluate the current leadership structure of the board with the goal of maximizing its effectiveness.

Risk Oversight

Our board of directors provides various forms of risk oversight. As part of this process, the board seeks to identify, prioritize, source, manage and monitor our critical risks. To this end, our board periodically, and at least annually, reviews the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

The board has generally retained the primary risk oversight function and has an active role, in its entirety and also at the committee level, in overseeing management of our material risks. The board regularly reviews information regarding our operations, strategic plans and liquidity, as well as the risks associated with each. The audit committee oversees management of financial and internal control risks as well as the risks associated with related party transactions. Our head of internal audit reports directly to the audit committee. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The nominating and corporate governance committee oversees the management of risks associated with the composition and independence of our board and oversees our corporate governance policies and procedures related to risk management, including our whistleblower procedures, insider trading policy and corporate governance guidelines. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

Stockholder Communications with our Board

Stockholders may communicate with our board, board committees or individual directors, including the lead independent director, c/o Corporate Secretary, Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG. The nominating and corporate governance committee has delegated responsibility for initial review of stockholder communications to our vice president of investor relations. In accordance with the committee’s instructions, our vice president of investor relations will summarize all correspondence and make it available to each member of our board. In addition, the vice president of investor relations will forward copies of all stockholder correspondence to each member of the nominating and corporate governance committee, except for communications that are (a) advertisements or promotional communications, (b) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (c) clearly unrelated to our business, industry, management, or board or committee matters.

Attendance at Annual Meetings

We do not have a policy regarding director attendance at annual meetings of our stockholders. No members of our board of directors were able to attend our 2014 Annual Meeting of Stockholders in person.

Formal Closed Sessions

At the conclusion of each regularly scheduled board meeting, the outside directors have the opportunity to meet without our management or the other directors. The lead independent director leads these discussions.

Board Compensation

Board compensation is determined by the compensation committee. Only the directors who our board determines to be outside directors receive compensation for their service. Board compensation for our outside directors has in recent years primarily consisted of cash compensation. Director compensation is reviewed from time to time by the compensation committee. Current board compensation is described under the heading “Compensation of Directors” below.

Outside Advisors

The board and each of its committees may retain outside advisors and consultants of their choosing at our expense. The board need not obtain management’s consent to retain outside advisors.

Conflicts of Interest

We expect our directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. MercadoLibre’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive, and employee. In order to better protect MercadoLibre and its stockholders, we periodically review our code of business conduct and ethics to ensure that it provides clear guidance to our employees and directors.

Transparency

We believe it is important that our stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance procedures on our investor relations website at http://investor.mercadolibre.com.

Board Effectiveness and Director Performance Reviews

It is important to us that our board and its committees are performing effectively and in the best interests of our company and our stockholders. The board and each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. Our lead independent director follows up on this feedback and takes such further action with directors receiving comments and other directors as she deems appropriate.

Succession Planning

The board recognizes the importance of effective executive leadership to MercadoLibre’s success, and meets to discuss executive succession planning at least annually. As part of this process, our board reviews the capabilities of our senior leadership as set out in written succession planning documents and identifies and discusses potential successors for members of our executive staff, including the chief executive officer. Our nominating and corporate governance committee leads the succession planning process for our chief executive officer and other senior officers and performs a similar analysis with respect to the rest of our board.

Auditor Independence

We have taken a number of steps to ensure the continued independence of our independent registered public accounting firm. Our independent registered public accounting firm reports directly to the audit committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2014 and 2013 and our policy on pre-approval of non-audit services are described under the section below entitled “Proposal Three: Ratification of Independent Registered Public Accounting Firm.”

Corporate Hotline

We have established a corporate telephone hotline and Internet site to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing or other matter of concern.

Board Committees

Board committees help our board perform effectively and efficiently, but do not replace the oversight of our board as a whole. There are currently three principal standing board committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee meets regularly and has a written charter that has been approved by our board, which is available on our investor relations website at http://investor.mercadolibre.com. In addition, at each regularly scheduled board meeting, a member of each committee reports on any significant matters addressed by the committee subsequent to the board’s most recent prior meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

The following table lists the current members of each of our three principal standing board committees:

	Audit	Compensation	Nominating & Corporate Governance
Emiliano Calemzuk*		X	Chair
Meyer Malka*	X	Chair
Susan Segal*	X
Veronica Allende Serra*		X
Michael Spence*			X
Mario Vázquez*	Chair		X

*	Independent Director

Audit Committee

The board has established an audit committee, which consists of Mr. Vázquez (Chairman), Mr. Malka and Ms. Segal. Our board has determined that each of the directors serving on our audit committee is independent within the meaning of the rules of the SEC and NASDAQ. The audit committee is responsible for, among other things:

•	reviewing the performance of our independent registered public accounting firm and making recommendations to our board regarding the appointment or termination of our independent registered public accounting firm;

•	considering and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm;

•	overseeing management’s establishment and maintenance of our accounting and financial reporting processes, including our internal controls and disclosure controls and procedures, and the audits of our financial statements;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the audit committee deems necessary;

•	determining compensation of the independent registered public accounting firm, compensation of advisors hired by the audit committee and ordinary administrative expenses;

•	reviewing annual and quarterly financial statements prior to their release;

•	preparing the report required by the rules and regulations of the SEC to be included in our annual proxy statement;

•	reviewing and assessing the adequacy of the committee’s formal written charter on an annual basis; and

•	handling such other matters that are specifically delegated to the audit committee by our board from time to time.

The audit committee met four times during the fiscal year ended December 31, 2014 and took five actions by unanimous written consent. Our board has determined that Mr. Vázquez is an “audit committee financial expert,” as defined by SEC rules.

For more information, please see “Audit Committee Report” beginning on page 49 of this proxy statement.

Compensation Committee

The board has established a compensation committee, which consists of Messrs. Malka (Chairman) and Calemzuk and Ms. Serra. Our board has determined that each of the directors serving on our compensation committee is independent within the meaning of NASDAQ rules. The compensation committee is responsible for, among other things:

•	recommending to our board for determination, the compensation and benefits of all of our executive officers and key employees;

•	monitoring and reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	administering our stock plans and other incentive compensation plans and preparing recommendations and periodic reports to our board concerning these matters;

•	preparing the report required by the rules and regulations of the SEC to be included in our annual proxy statement and assisting management in the preparation of a compensation discussion and analysis; and

•	such other matters that are specifically delegated to the compensation committee by our board from time to time.

The compensation committee met once during the fiscal year ended December 31, 2014 and took two actions by unanimous written consent.

Nominating and Corporate Governance Committee

The board has established a nominating and corporate governance committee, which consists of Messrs. Calemzuk (Chairman), Spence and Vázquez. Our board has determined that each of the directors serving on our nominating and corporate governance committee is independent within the meaning of NASDAQ rules. The nominating and corporate governance committee is responsible for, among other things:

•	recommending to our board for selection, nominees for election to our board;

•	making recommendations to our board regarding the size and composition of the board, committee structure and makeup and retirement procedures affecting board members;

•	monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and

•	such other matters that are specifically delegated to the nominating and corporate governance committee by our board from time to time.

Our board has adopted a written charter for our nominating and corporate governance committee, which is posted on our investor relations website at http://investor.mercadolibre.com. That charter requires the nominating and corporate governance committee to consider the desired composition of our board, including such factors as expertise and diversity, and our corporate governance guidelines provide that, in consideration of the composition of our board, diversity of backgrounds and expertise should be emphasized.

The nominating and corporate governance committee met once during the fiscal year ended December 31, 2014 and took one action by unanimous written consent.

Other Committees

From time to time, our board may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our board.

Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC filings and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Our audit committee must approve any waiver of the code of business conduct and ethics for our executive officers or directors, and any waiver shall be promptly disclosed. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the code of business conduct and ethics applicable to our chief executive officer and chief financial officer by posting the required information on our investor relations section of our website at http://investor.mercadolibre.com.

Director Nominations

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our board performs the functions of a nominating committee. The nominating and corporate governance committee’s charter describes the committee’s responsibilities, including identifying, reviewing, evaluating and recommending director candidates for nomination by our board. Our corporate governance guidelines also contain information concerning the responsibilities of the nominating and corporate governance committee with respect to identifying and evaluating director candidates. Both documents are published on our investor relations website at http://investor.mercadolibre.com.

Director Candidate Recommendations and Nominations by Stockholders. The nominating and corporate governance committee’s charter provides that the committee will consider director candidates recommended by stockholders. The charter of the nominating and corporate governance committee provides that it will evaluate all candidates for election to our board, regardless of the source from which the candidate was first identified, based on the totality of the merits of each candidate and not based upon minimum qualifications or attributes. Stockholders should submit any such recommendations for the consideration of our nominating and corporate governance committee through the method described under “Stockholder Communications” above. In addition, any stockholder of record entitled to vote for the election of directors may nominate persons for election to our board if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for 2016 Annual Meeting” beginning on page 52 of this proxy statement.

Process for Identifying and Evaluating Director Candidates. The nominating and corporate governance committee evaluates all director candidates in accordance with the criteria described in our corporate governance guidelines and the nominating and corporate governance committee charter. The committee evaluates any candidate’s qualifications to serve as a member of our board based on the skills and characteristics of individual board members as well as the composition of our board as a whole. In addition, the nominating and corporate governance committee will evaluate a candidate’s independence, skills, experience, reputation, integrity, potential for conflicts of interest and other appropriate qualities in the context of our board’s needs.

Director diversity. We do not have a formal policy about diversity of our board membership, but the nominating and corporate governance committee will consider a broad range of factors when nominating individuals for election as directors, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The nominating and corporate governance committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

Directors Attendance at Meetings of our Board of Directors and Board Committees

Our board held five meetings and took three actions by written consent during the fiscal year ended December 31, 2014. Except for Mr. Spence, all other directors attended 75% or more of the aggregate of all meetings of the board of directors and the board committees on which they served during 2014.

DIRECTOR COMPENSATION

On September 27, 2013, our board, upon the recommendation of the compensation committee, adopted a director compensation program, that sets compensation for our outside directors for the period June 2013 to June 2016. The 2014 portion of this director compensation program (the “2014 Director Program”), which became effective as of June 10, 2014, provides that each outside director receives an annual fee for board services from June 10, 2014 to June 9, 2015 comprised of a non-adjustable board service award and an adjustable board service award. The non-adjustable board service award consists of a fixed cash payment of $50,000. The adjustable board service award consists of a fixed cash amount of $70,000 multiplied by the quotient of (a) the average closing sale price of our common stock on The NASDAQ Global Market during the 30-trading day period preceding the 2015 Annual Meeting divided by (b) the average closing sale price of our common stock on The NASDAQ Global Market during the 30-trading day period preceding the 2014 Annual Meeting of Stockholders.

The compensation committee periodically considers our director compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on our board and its various committees.

We do not pay additional compensation to directors who have not been classified as outside directors, but do reimburse these directors for expenses incurred in attending meetings of our board and its committees.

Director Compensation for 2014

The following table presents information relating to total compensation of our outside directors for the fiscal year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($) (1)
Emiliano Calemzuk	140,817
Nicolás Galperin (2)	—
Meyer Malka	151,044
Javier Olivan	133,513
Susan Segal	133,513
Veronica Allende Serra	148,122
Michael Spence	133,513
Mario Eduardo Vázquez	155,426
Roberto Balls Sallouti (3)	27,639

(1)	The amounts in this column reflect the fees earned by the outside directors for the period January 1, 2014 through December 31, 2014. As a result, the amounts include (i) the portion of the fees earned under the 2014 Director Program for the period June 10, 2014 to December 31, 2014 and (ii) the portion of the fees earned under the 2013 portion of the director compensation program that covers the period January 1, 2014 to June 9, 2014 (the “2013 Director Program”).

Under the 2013 Director Program, each outside director received an annual fee for board services from June 10, 2013 to June 9, 2014, of a non-adjustable board service award and an adjustable board service award. The non-adjustable board service award under the 2013 Director Program consisted of a fixed cash payment of $50,000. The adjustable board service award under the 2013 Director Program consisted of a fixed cash amount of $70,000 multiplied by the quotient of (a) the average closing sale price of our common stock on The NASDAQ Global Market during the 30 trading day period preceding the 2014 Annual Meeting divided by (b) the average closing sale price of our common stock on The NASDAQ Global Market during the 30 trading day period preceding the 2013 Annual Meeting of Stockholders. The 2013 Director Program also included a non-adjustable chair service award for committee services from June 10, 2013 to June 9, 2014. Under the terms of the 2013 Director Program, the chair of each of the audit committee, the compensation committee and the nominating and corporate governance committee and the lead independent director were entitled to receive additional annual cash compensation in the same amounts of such additional annual cash compensation payable under the 2014 Director Program.

(2)	Mr. Nicolas Galperin is not considered to be an outside director and, as a result, is not compensated by us as a director of our company.
(3)	Mr. Sallouti was appointed to our board of directors effective October 29, 2014. Amounts set forth reflect the pro rata portion of the compensation paid to him as a director for the period October 29, 2014 to December 31, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2014 through December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with on a timely basis, except that (i) Mr. Sallouti’s Form 3 in connection with his becoming a director common stock and (ii) Mr.  Arnt’s Form 4 that reported the disposition of 3,600 shares of our common stock were filed late.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of our board, and serve until their successors are elected and qualified or until their earlier death, resignation or removal. The following table contains information regarding our executive officers as of March 31, 2015.

Name	Age	Position
Marcos Galperin	43	Chairman of the Board, President and Chief Executive Officer
Pedro Arnt	41	Executive Vice President and Chief Financial Officer
Stelleo Tolda	47	Executive Vice President and Chief Operating Officer
Osvaldo Giménez	44	Executive Vice President—Payments
Daniel Rabinovich	37	Executive Vice President and Chief Technology Officer
Marcelo Melamud	44	Vice President and Chief Accounting Officer

For biographical information on Mr. Galperin, please see the biographical description provided above under the caption “Information on Our Board of Directors and Corporate Governance—Board of Directors—Class III Directors”.

Pedro Arnt has served as our chief financial officer since June 1, 2011. Prior to his appointment as chief financial officer, Mr. Arnt served in various capacities since joining MercadoLibre in December 1999. He initially led the business development and marketing teams as vice president, and later managed our customer service operations. He then held the position of vice president of strategic planning, treasury & investor relations, actively participating in our transition from a private to a public company, and playing an important role in capital markets, corporate finance, strategic planning and treasury initiatives. Prior to joining MercadoLibre, Mr. Arnt worked for The Boston Consulting Group. He is a Brazilian citizen and holds a bachelor’s degree, magna cum laude, from Haverford College and a master’s degree from the University of Oxford.

Stelleo Tolda has served as our chief operating officer since April 1, 2009. Prior to his appointment as chief operating officer, Mr. Tolda served as a senior vice president and as our country manager of Brazil since 1999. In that role he guided MercadoLibre to its current position as the leading e-commerce marketplace in Brazil. Before joining MercadoLibre, Mr. Tolda worked at Lehman Brothers Inc. in the United States in 1999, and at Banco Pactual and Banco Icatu in Brazil, from 1996 to 1997 and 1994 to 1996, respectively. He holds a master’s in business administration from Stanford University, and a master’s degree and bachelor’s degree in mechanical engineering, also from Stanford.

Osvaldo Giménez is an executive vice president and has been responsible for MercadoPago operations since February 2004. Mr. Giménez joined MercadoLibre in January 2000 as country manager of Argentina and Chile. Before joining us, Mr. Giménez was an associate in Booz Allen and Hamilton and worked for Santander Investments in New York. Mr. Giménez received a master’s in business administration from Stanford University and graduated from Buenos Aires Technological Institute with a bachelor’s degree in industrial engineering.

Daniel Rabinovich is an executive vice president and has served as our chief technology officer since January 2011. Prior to this appointment, Mr. Rabinovich served as our vice president of product development since January 2009, having joined MercadoLibre in March 2000 as an application architect. Before joining us, he worked in the application architecture team at PeopleSoft. Mr. Rabinovich holds a master’s degree in Technological Services Management from the Universidad de San Andres and graduated with honors from Buenos Aires University with a degree in information systems.

Marcelo Melamud is a vice president and has served as our chief accounting officer since August 15, 2008. Prior to this appointment, Mr. Melamud served as our vice president—administration and control since April 2008. From July 2004 through March 2008, he served as the director of finance of MDM Hotel Group, a developer, owner and operator of Marriott branded hotels in Miami, Florida. From July 1998 through July 2004, Mr. Melamud worked in various finance roles for Fidelity Investments, a provider of investment products and services. During his work at Fidelity Investments, Mr. Melamud served as the director of finance of the World Trade Center Boston/Seaport Hotel and he also served as the director of finance of MetroRed Telecom Group Ltd., a fiber-optic telecommunication provider of data, value added and hosting services within Latin America. Mr. Melamud received his master’s in business administration from the Olin Graduate School of Business at Babson College and is a certified public accountant in Argentina.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information, as of April 1, 2015, regarding the beneficial ownership of our common stock. This information is based solely on SEC filings made by the individuals and entities by that date and upon information submitted to us by our directors and executive officers.

•	each person that is known by us to be a beneficial owner of more than 5% of our outstanding equity securities;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.

Except as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o MercadoLibre, Inc., Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG.

	Total Common Stock (1)
Name and Address of Beneficial Owner	Number	Percentage
Five percent stockholders:
eBay Inc. (2)	8,126,062	18.40%
Baillie Gifford & Co. (3)	6,560,181	14.85%
Galperin Trust (4)	4,253,225	9.63%
Ameriprise Financial, Inc. (5)	2,709,803	6.13%
OppenheimerFunds, Inc. (6)	3,323,490	7.52%
Directors and executive officers:
Marcos Galperin	—	—
Pedro Arnt	17,415	*
Osvaldo Giménez	13,594	*
Daniel Rabinovich	3,061	*
Stelleo Tolda (7)	93,003	*
Marcelo Melamud	—	—
Emiliano Calemzuk	—	—
Nicolás Galperin	—	—
Javier Olivan	—	—
Meyer Malka	—	—
Susan Segal	—	—
Veronica Allende Serra	3,579	*
Michael Spence	10,354	*
Mario Vázquez	2,354	*
Roberto Balls Sallouti	—	—
All directors and executive officers as a group (15 persons)	16,287	*

*	Indicates less than 1% ownership
(1)	Based on an aggregate amount of 44,154,932 shares of our common stock issued and outstanding as of April 1, 2015.
(2)	According to a Schedule 13G/A filed on February 10, 2015 by eBay Inc., 2065 Hamilton Avenue, San Jose, California 95125 (“eBay”), eBay is the beneficial owner of 8,126,062 shares of our common stock. eBay has sole voting power over 8,126,062 shares of our common stock and sole dispositive power over 8,126,062 shares of our common stock.
(3)	According to a Schedule 13G/A filed on January 22, 2015 by Baillie Gifford & Co., Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK (“Baillie Gifford”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Baillie Gifford is the beneficial owner of 6,560,181 shares of our common stock. Baillie Gifford has sole voting power over 4,043,394 shares of our common stock and sole dispositive power over 6,560,181 shares of our common stock. Securities reported on the Schedule 13G/A as being beneficially owned by Baillie Gifford are held by Baillie Gifford and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.
(4)

According to a Schedule 13G filed on December 14, 2012 jointly by the Galperin Trust (the “Trust”), Meliga No. 1 Limited Partnership (“Meliga LP”) and Volorama Stichting (each a “Reporting Person”) relating to each Reporting Person’s beneficial ownership of shares, resulting from a gifts of an aggregate of 4,253,225 shares of common stock (the “Sch13 Shares”) by Marcos Galperin and his spouse (collectively, the “Settlors”) in connection with an estate planning transaction and according to Mr. Galperin’s Form 4 filed on February 24, 2015 relating to Mr. Galperin’s gift of 456,662 shares of common stock (together with the Sch13 Shares, the “Galperin Trust Shares”) to the Trust. The Trust is an irrevocable trust formed under New Zealand law by the Settlors that was established for the benefit of Mr. Galperin’s children and parents and certain charitable organizations. Intertrust Suisse Trustee GMBH (the “Trustee”) acts as the independent trustee of the Trust. As part of the estate planning transaction, the Trust concurrently transferred the Galperin Trust Shares to Meliga LP, a New Zealand limited partnership in which the Trust owns an approximately 99.999% limited partnership interest. Volorama Stichting, a Dutch foundation based in Amsterdam, The Netherlands, serves as the general partner (the “General Partner”) of Meliga LP. Pursuant to the limited partnership agreement of Meliga LP, the Galperin Trust Shares may not be voted or disposed of without the approval of the Trust (as limited partner) and the General Partner. In addition, pursuant to the settlement deed of the Trust, the Trustee is required to obtain the majority approval of a protective committee comprised of three individuals prior to taking any action with respect to voting or disposing of any of the Galperin Trust Shares.
(5)	According to a Schedule 13G filed on February 17, 2015 by Ameriprise Financial, Inc., 145 Ameriprise Financial Center, Minneapolis, MN 55474 (“AFI”), and Columbia Management Investment Advisers, LLC, 225 Franklin St., Boston, MA 02110 (“CMIA”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, AFI is the beneficial owner of 2,709,803 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and CMIA is the beneficial owner of 2,709,803 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. AFI and CMIA have shared voting power over 2,519,877 shares of our common stock and shared dispositive power over 2,709,803 shares of our common stock.
(6)	According to a Schedule 13G filed on February 10, 2015 by OppenheimerFunds, Inc., Two World Financial Center, 225 Liberty Street, New York, NY 10281 (“OF”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, and Oppenheimer Developing Markets Fund, 6803 S. Tucson Way, Centennial, CO 80112 (“ODMF”), an investment company registered under Section 8 of the Investment Company Act of 1940, OF is the beneficial owner of 3,323,490 shares of our common stock as a result of acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 and ODMF is the beneficial owner of 2,849,634 shares of our common stock. OF and ODMF have shared voting power over 3,323,490 and 2,849,634 shares of our common stock and shared dispositive power over 3,323,490 and 2,849,634 shares of our common stock, respectively.
(7)	Includes 93,003 shares held by Tool, Ltd., of which Stelleo Tolda owns all of the outstanding equity.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary goals of our compensation committee with respect to executive compensation are to attract and retain the most talented and dedicated executive officers possible and to align executive officers’ incentives with stockholder value creation.

In this proxy statement, we use the term “named executive officers” to refer to Marcos Galperin, our president and chief executive officer, Pedro Arnt, our executive vice president and chief financial officer, Stelleo Tolda, our executive vice president and chief operating officer, Osvaldo Giménez, our executive vice president—payments, and Daniel Rabinovich, our executive vice president and chief technology officer.

At the 2014 Annual Meeting of Stockholders, the advisory vote on executive compensation was approved by approximately 99% of shares voted. The level of support on the advisory vote was considered by the compensation committee and supported its decision to not make any significant changes to the structure of our compensation program during 2014.

Executive Summary

We host the largest online commerce platform in Latin America located at www.mercadolibre.com, which is focused on enabling e-commerce and its related services. Our services are designed to provide our users with mechanisms for buying, selling, paying, collecting, generating leads and comparing via e-commerce transactions in an effective and efficient manner. Although we consider our company to be a market leader in e-commerce in each of Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, Mexico, Peru, Uruguay and Venezuela, based on unique visitors and page views during 2014, we operate in a rapidly evolving and highly competitive market that requires a highly qualified executive management team with strong operational skills. Our executive compensation philosophy is designed to align the compensation of our named executive officers with our business objectives and reward performance over both the short and long term.

Executive Compensation Program Objectives

We are committed to providing an executive compensation program that supports the following goals and philosophies:

•	aligning our management team’s interests with stockholders’ expectations of earnings per share growth and a competitive dividend yield;

•	effectively compensating our management team for actual performance over the short and long term;

•	attracting and retaining an experienced and effective management team;

•	motivating and rewarding our management team to produce growth and performance for our stockholders that are sustainable and consistent with prudent risk-taking and based on sound corporate governance practices; and

•	providing market competitive levels of target (i.e., opportunity) compensation.

Structure of Our 2014 Executive Compensation Program

As discussed in more detail beginning on page 23, our 2014 executive compensation program is comprised of three different compensation elements, including:

•	base salary, which is fixed annually and compensates individuals for daily performance;

•	annual bonus, which is intended to compensate officers for achieving corporate goals and value-creating milestones during the prior fiscal year; and

•	2014 Long-Term Retention Plan (“2014 LTRP”) bonus, which, together with the annual bonus, rewards the executive for both company and individual performance and assists in the retention of key employees. The 2014 LTRP is paid over a six-year period through annual fixed payments as well as annual variable payments that move in tandem with increases or decreases in our stock price during the six-year period over which the bonus is paid.

Management’s Assessment of 2014 Performance

Since our inception, we have consistently generated revenue growth from our “Marketplace” business, which includes our core business, and “Non-Marketplace” business, which includes ad sales, real estate listings, motors listings, financing fees, off-platform payment fees and other ancillary businesses. The following is a summary of our financial and operational metric results in 2014. For more information regarding the components of the terms below, see “—2014 Annual Bonus and 2014 LTRP Bonus Components”.

•	Net Revenues Minus Bad Debt (excluding Venezuela) increased 25.5% from 2013 to 2014, to $470.6 million;

•	Net Income (excluding Venezuela) increased 32.2% from 2013 to 2014, to $106.9 million;

•	Free Cash Flow (excluding Venezuela) increased 18.3% from 2013 to 2014, to $50.6 million;

•	Net Promoter Score of the Marketplace increase from 17.5% to 28.9% and Net Promoter Score of Payments increase from 1.6% to 22.0%;

•	MercadoPago penetration in MercadoLibre increased from 28.6% to 41.0%; and

•	Payments Net Revenues – Chargebacks increased 30% from 2013 to 2014, to $115.8 million.

Highlights of Our Executive Compensation Program in 2014

In making its compensation decisions for the 2014 performance year, the compensation committee recognized our company’s 2014 results and the contributions and accomplishments of the named executive officers to our continuing growth story. The following is a summary of the highlights of our 2014 executive compensation program:

•	Base salary represents a relatively small percentage of total direct compensation for our named executive officers. In 2014, the base salaries of our named executive officers represented between approximately 12% and 24% of their respective total direct compensation in 2014.

•	A significant portion of our 2014 executive compensation program is structured to reward named executive officers for actual performance. The charts below illustrate the percentage of performance-based compensation for our named executive officers:

•	By design, a significant portion of the compensation awarded to our named executive officers is contingent upon individual and company performance. In 2014, subject to satisfaction of minimum eligibility conditions, 100% of our president and chief executive officer’s annual cash bonus was based on pre-determined company performance criteria. For each of our other named executive officers (other than our executive vice president—payments), subject to satisfaction of the minimum eligibility conditions, 85% of the annual bonus was based on company performance and 15% was based on an assessment of individual performance. For our executive vice president—payments, subject to satisfaction of the minimum eligibility conditions, 50% of the annual bonus was based on company performance, 35% was based on MercadoPago Performance — Constant Dollars and 15% was based on an assessment of individual performance.

•	The bonuses granted to our named executive officers under our 2014 LTRP are paid out over a period of six years and subject to forfeiture if an officer retires, resigns or terminates his employment for any reason, or if an officer takes certain specified actions that could adversely affect our business. In addition, similar to the annual bonus, the 2014 LTRP bonus is tied directly to the satisfaction of minimum performance objectives. In the event the minimum performance objectives are satisfied, approximately 50% of the cash payable under the 2014 LTRP will move in tandem with increases or decreases in our stock price during the six year period over which the bonus is paid.

•	We continue to provide no executive perquisites.

Role of the Compensation Committee in Compensation Decisions

Our compensation committee reviews and sets all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall compensation strategy for all employees, and the specific compensation of our executive officers on an annual basis. In the course of this review, the compensation committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet our overall compensation objectives. The compensation committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate. In late 2011, the compensation committee retained Towers Watson, an international compensation consulting firm, to assist the compensation committee and our company in developing recommendations for compensation of our employees, other than our chief executive officer and executive vice presidents, for 2012. Towers Watson reported directly to the compensation committee during the term of its engagement. The compensation committee had previously engaged Mercer Consulting (“Mercer”), an independent international compensation consulting firm, in late 2009, to assist the compensation committee in developing recommendations for 2010 executive compensation. Mercer reported directly to the compensation committee during the term of its engagement. Compensation of our chief executive officer and executive vice presidents was defined on the basis of recommendations that had been provided by Mercer in 2010, duly adjusted for inflation. In late 2012, our compensation committee engaged Mercer to assist the compensation committee in reviewing and developing recommendations for 2013 executive compensation. For 2013, our compensation committee considered and adopted Mercer’s recommendation with respect to 2013 base salaries and the nominal amounts of the 2013 Long-Term Retention Program payable to our named executive officers. In addition, in 2013, our compensation committee engaged Mercer to conduct a review of the terms of each of our 2009 LTRP, 2010 LTRP, 2011 LTRP and 2012 LTRP against customary market terms for these types of plans and to report back to the compensation committee with any recommended changes. Our compensation committee adopted and approved Mercer’s recommended changes to these LTRPs in May 2013.

Role of Executive Officers and Consultants in Compensation Decisions

While the compensation committee determines our overall compensation philosophy and sets the compensation of our executive officers, it looks to the officers identified below and the compensation consultants retained by the committee, if any, to work within the compensation philosophy to make recommendations to the compensation committee with respect to both overall guidelines and specific compensation decisions. Each of our chief executive officer and our vice president of human resources also provides the board and the compensation committee with his perspective on the performance of our executive officers as part of the annual personnel review and succession planning discussions. The compensation committee establishes compensation levels for our chief executive officer in consultation with the compensation consultants it retains, if any, and our chief executive officer is not present during any of these discussions. Each of our chief executive officer and our vice president of human resources recommends to the compensation committee specific salary amounts for executive officers other than the chief executive officer and provides recommendations on other compensation programs, and the compensation committee considers those recommendations before making final compensation determinations. Our vice president of human resources works closely with the chairman of our compensation committee and attends certain compensation committee meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding our performance, and technical advice. Further, our vice president of human resources prepares materials for compensation committee meetings at the direction of the compensation committee. In connection with prior compensation consultant engagements, the compensation committee has directed the compensation consultants to work with our vice president of human resources and other members of management to gather information the consultants deemed necessary for purposes of forming their recommendations and evaluating the recommendations of our vice president of human resources and our chief executive officer. For more information regarding the engagement of compensation consultants by the compensation committee, see “—Role of the Compensation Committee in Compensation Decision” above.

Competitive Considerations

To set total compensation guidelines, the compensation committee reviews market data of companies with which the compensation committee believes MercadoLibre competes for executive talent. The committee believes that it is necessary to consider this market data in making compensation decisions in order to attract and retain top-notch executive talent. To facilitate making external compensation comparisons, in late 2013, Mercer provided the compensation committee with competitive market data by analyzing proprietary third-party surveys and publicly-disclosed documents of companies in specified peer groups. The compensation committee used this market data in determining salary structures and defining the total annual compensation of senior management for 2014.

In 2014, the compensation committee reviewed updated data from a peer group selected in 2013 consisting of companies of similar size within our industry. The companies included in that peer group are as follows:

Factset Linkedin Red Hat OpenTableValueClick Shutterfly	Expedia Groupon TripAdvisor Netflix, Inc. Homeaway

In deciding whether a company should be included in the peer group, in addition to industry, the committee considered the following screening criteria:

•	revenues;

•	earnings before interest, depreciation and amortization;

•	market capitalization; and

•	total assets.

Because MercadoLibre executives live in Latin America and not in the United States, in applying the peer group data provided by Mercer, the compensation committee decided to adopt a percentage of reduction to compensate for cost of living differences between Latin America and the United States. For that reason, the market positioning of our executives is generally 80% of the median of the peer group of U.S. companies analyzed by Mercer in late 2013.

For the year of 2015, the compensation of our named executive officers was defined on the basis of the recommendations that had been provided by Mercer in late 2013, duly adjusted for inflation. The compensation committee members also utilized both anecdotal and specific information based on personal experience and industry contacts, particularly with respect to Latin America.

Elements of Compensation

The compensation received by our named executive officers consists of the following elements, each as more fully described below:

•	base salary;

•	annual bonus; and

•	long-term retention plan bonus.

The following table summarizes the various elements of compensation paid to our named executive officers, in each of 2014, 2013 and 2012. Due to various reporting requirements, the information set forth in the table below may not correspond with the amounts included in the table under the caption “Summary Compensation Table” below. For example, cash paid to our named executive officers in 2014 as part of the 2010 LTRP is recognized as 2010 compensation for purposes of the information required to be included in the Summary Compensation Table. However, we believe the following summary to be a more transparent reflection of the compensation received in each of these years by our named executive officers. Payouts under the 2009 LTRP, 2010 LTRP, 2011 LTRP, 2012 LTRP, 2013 LTRP and 2014 LTRP, as defined below, represent payments (in cash or stock) in 2014, 2013, 2012, 2011, 2010 or 2009, as applicable, primarily for performance in 2009, 2010, 2011, 2012, 2013 and 2014, respectively.

Elements of Compensation Paid to Named Executive Officers in 2014, 2013 and 2012

				LTRP Bonus Compensation
(in U.S. dollars)	Year	Base Salary ($) (1)	Annual Bonus ($) (1)	2009 LTRP (Cash) ($) (2)	2010 LTRP (Cash) ($) (2)	2011 LTRP (Cash) ($) (2)	2012 LTRP (Cash) ($) (2)	2013 LTRP (Cash) ($) (2)	2014 LTRP (Cash) ($) (2)	Total ($)
Marcos Galperin	2014	581,940	671,469	259,694	461,064	359,119	321,427	1,288,261	1,027,938	4,970,913
President and	2013	600,434	568,103	243,469	437,576	342,691	307,609	1,233,361	—	3,733,243
CEO	2012	559,797	645,920	171,872	333,923	270,195	246,632	—	—	2,228,339

Pedro Arnt	2014	228,821	264,023	38,954	14,423	173,768	155,529	242,643	193,611	1,311,772	(3)
Executive VP	2013	265,786	255,083	36,520	13,688	165,818	148,843	232,303	—	1,118,041	(4)
and CFO	2012	245,625	283,414	25,781	10,445	130,739	119,338	—	—	815,343	(5)

Stelleo Tolda	2014	267,891	309,105	129,847	223,096	173,768	155,529	242,643	193,611	1,695,490
Executive VP	2013	265,111	249,772	121,735	211,730	165,818	148,843	232,303	—	1,395,312
and COO	2012	266,032	306,960	85,936	161,576	130,739	119,338	—	—	1,070,582

Osvaldo Giménez	2014	228,821	264,024	47,784	111,548	86,884	155,529	242,643	193,611	1,330,844	(6)
Executive VP	2013	265,786	269,107	44,798	105,865	82,909	148,843	232,303	—	1,149,611	(7)
- Payments	2012	245,625	283,414	31,625	80,788	65,370	119,338	—	—	826,159	(8)

Daniel Rabinovich	2014	228,821	140,813	38,954	14,423	27,618	61,798	242,643	193,611	948,681	(9)
Senior VP and	2013	240,869	114,052	36,520	13,688	26,355	59,141	232,303	—	722,928	(10)
CTO	2012	222,776	137,093	25,781	10,445	20,779	47,418	—	—	464,293	(11)

(1)	Base salaries and Annual Bonus for fiscal year 2014 are paid in foreign currencies but disclosed above in U.S. dollars, at the average exchange rate for the year ended December 31, 2014. As of the date of this proxy statement, while the annual bonuses for 2014 included in the table have been earned by each named executive officer, only the annual bonuses of Mr. Galperin and Mr. Toda have been paid to date. Bonuses for the other named executive officers will be paid in May 2015.
(2)	See footnotes 4 through 18 to the “Summary Compensation Table” below for information regarding the payment of long-term retention plan bonuses. For a description of the 2014 LTRP, 2013 LTRP, 2012 LTRP, 2011 LTRP, 2010 LTRP and 2009 LTRP, as defined below, see “—Elements of Compensation—Long-Term Retention Plans” and “—Prior Long-Term Retention Plans” below.
(3)	Includes the cash value of shares of common stock issued to Mr. Arnt. Mr. Arnt elected to receive a portion of his 2009, 2010, 2011, 2012 and 2013 LTRPs bonus award payment payable in 2015 in the form of shares of common stock. Mr. Arnt has elected to receive a portion of his 2014 LTRP bonus award payment payable in 2015 in the form of common stock.
(4)	Includes the cash value of shares of common stock issued to Mr. Arnt. Mr. Arnt elected to receive a portion of his 2009, 2010, 2011, 2012 and 2013 LTRPs bonus award payment paid in 2014 in the form of 5,393 shares of common stock having a grant date value of $501,631.
(5)	Includes the cash value of shares of common stock issued to Mr. Arnt. Mr. Arnt elected to receive a portion of his 2009 LTRP, 2010 LTRP, 2011 LTRP and 2012 LTRP bonus award payment paid in 2013 in the form of 2,508 shares of common stock having a grant date value of $286,304.

(6)	Includes the cash value of shares of common stock issued to Mr. Giménez. Mr. Giménez elected to receive a portion of his 2009, 2010, 2011, 2012 and 2013 LTRPs bonus award payment payable in 2015 in the form of shares of common stock. Mr. Giménez has elected to receive a portion of his 2014 LTRP bonus award payment payable in 2015 in the form of common stock.
(7)	Includes the cash value of shares of common stock issued to Mr. Giménez. Mr. Giménez elected to receive a portion of his 2009, 2010, 2011, 2012 and 2013 LTRPs bonus award payment paid in 2014 in the form of 5,563 shares of common stock having a grant date value of $517,448.
(8)	Includes the cash value of shares of common stock issued to Mr. Giménez. Mr. Giménez elected to receive a portion of his 2009 LTRP, 2010 LTRP, 2011 LTRP and 2012 LTRP bonus award payment paid in 2013 in the form of 2,603 shares of common stock having a grant date value of $297,120.
(9)	Includes the cash value of shares of common stock issued to Mr. Rabinovich. Mr. Rabinovich elected to receive a portion of his 2009, 2010, 2011, 2012 and 2013 LTRPs bonus award payment payable in 2015 in the form of shares of common stock. Mr. Rabinovich has elected to receive a portion of his 2014 LTRP bonus award payment payable in 2015 in the form of common stock.
(10)	Includes the cash value of shares of common stock issued to Mr. Rabinovich. Mr. Rabinovich elected to receive a portion of his 2009, 2010, 2011, 2012 and 2013 LTRPs bonus award payment paid in 2014 in the form of 3,061 shares of common stock having a grant date value of $284,699.
(11)	Includes the cash value of shares of common stock issued to Mr. Rabinovich. Mr. Rabinovich elected to receive a portion of his 2009 LTRP, 2010 LTRP, 2011 LTRP and 2012 LTRP bonus award payment paid in 2013 in the form of 915 shares of common stock having a grant date value of $104,424.

Base Salary

Base salaries for our named executive officers are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by the above peer companies for similar positions. Base salaries are reviewed at least annually for merit increases and cost of living adjustments, and adjusted from time to time to realign salaries with market levels based on the peer review and after taking into account individual responsibilities, performance and experience.

Base salaries of our named executive officers for 2014 were between $228,821 and $581,940. We adjusted the 2014 named executive officer base salaries that are paid in foreign currencies, considering the market pay level for those positions according to the compensation market study prepared by Mercer, as adjusted for inflation, for our chief executive officer and executive vice presidents. The committee believes that each named executive officer’s salary level is appropriate in light of his roles and responsibilities within our company.

Annual Bonus

In addition to base salaries, our named executive officers are eligible to receive annual bonuses. The annual incentive bonuses are intended to compensate named executive officers for achieving corporate goals and for achieving what the compensation committee believes to be value-creating milestones during the prior year. The annual bonus for each of our named executive officers is paid in cash in an amount reviewed and approved by our compensation committee and full board of directors. The compensation committee uses annual incentive bonuses to compensate named executive officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives are generally established in the first half of the year and vary depending on the individual named executive officer, but relate generally to financial and operational targets as well as a cultural alignment assessment carried out by the chief executive officer for the rest of the named executive officers. If established objective thresholds for the annual performance period are not met, the executive does not receive a bonus for the year. After the end of each fiscal year, our actual performance is compared to the objectives established by the board of directors during the prior year to determine the annual bonus award payout.

For 2014, each named executive officer was eligible for an annual bonus up to an amount equal to approximately 115.4%% of his annual base salary for each of Messrs. Galperin, Arnt, Tolda and Giménez and 61.5%% of base salary for Mr. Rabinovich.

In 2014, subject to satisfaction of the Minimum Eligibility Conditions (described under “Long-Term Retention Plan” below), 100% of Mr. Galperin’s annual bonus was based on the company performance criteria described below. For each of Messrs. Arnt, Tolda, and Rabinovich, subject to satisfaction of the Minimum Eligibility Conditions, 85% of the award was based on company performance and 15% was based on an assessment of individual performance, specifically, 5% was based on a cultural alignment assessment and 10% was based on the accomplishment level of predefined annual goals, both of which was prepared by Mr. Galperin. For Mr. Giménez, subject to satisfaction of the Minimum Eligibility Conditions, 50% of the award was based on company performance, 35% was based on MercadoPago operations and 15% was based on the individual performance assessment as described above.

A portion of each named executive officer’s annual bonus was based upon our company’s achievement of certain pre-determined goals for performance. For 2014, the compensation committee selected the following as the company performance (the “Overall Company Performance”) measures:

•	Net revenues minus bad debt (excluding Venezuela), defined as our net revenues for 2014, less the portion of our bad debt that is uncollectible and after adjustments for unusual items as determined by the compensation committee, in each case, excluding Venezuela net revenues minus bad debt;

•	Venezuela net revenues minus bad debt, defined as the net revenues of our Venezuelan operations for 2014, less the portion of our Venezuelan operations’ bad debt that is uncollectible and after adjustments for unusual items as determined by the compensation committee;

•	Net income (excluding Venezuela), defined as our net income in 2014, excluding Venezuela net income, and after adjustments for unusual items as determined by the compensation committee;

•	Venezuela net income, defined as the net income of Venezuelan operations in 2014 and after adjustments for unusual items as determined by the compensation committee;

•	Adjusted free cash flow (excluding Venezuela), defined as the net increase in our cash and cash equivalents and short-term and long-term investments in 2014 over 2013 adjusted to add (a) the difference between the MercadoPago accounts receivable balance at December 31, 2013 versus December 31, 2014 and (b) the difference between the MercadoPago accounts payable balance at December 31, 2013 versus December 31, 2014, in each case, excluding Venezuela adjusted free cash flow; and

•	Venezuela adjusted free cash flow, defined as the net increase in our Venezuelan operations’ cash and cash equivalents and short-term and long-term investments in 2014 over 2013 adjusted to add (a) the difference between the MercadoPago accounts receivable balance at December 31, 2013 versus December 31, 2014 and (b) the difference between the MercadoPago accounts payable balance at December 31, 2013 versus December 31, 2014.

•	NPS ML, which stands for Net Promoter Score of the Marketplace and is defined as a measure of our Marketplace customers’ satisfaction, calculated as the percentage of promoters (customer scoring our service from 9 to 10) minus the percentage of detractors (customers scoring our service from 0 to 6).

•	NPS MP, which stands for Net Promoter Score of Payments and is defined as a measure of our MercadoPago customers’ satisfaction, calculated as the percentage of promoters (customer scoring our service from 9 to 10) minus the percentage of detractors (customers scoring our service from 0 to 6).

The Overall Company Performance is a weighted average of the Overall Company Performance measures calculated both in U.S. dollars (the “Overall Company Performance—U.S. dollars”) and translated to U.S. dollars at the previous year’s applicable exchange rate, which is intended to isolate the operational performance from fluctuations in local currencies (the “Overall Company Performance — Constant Dollars”).

With respect to the award for Mr. Galperin which is based 100% on company performance, 59% was based on Overall Company Performance—U.S. dollars and the remaining 41% was based on Overall Company Performance — Constant Dollars.

Within the 85% of the award for each of Messrs. Arnt, Tolda and Rabinovich based on company performance, 50% was based on Overall Company Performance—U.S. dollars and the remaining 35% was based on Overall Company Performance — Constant Dollars. The remaining 15% was based on individual performance.

For Mr. Osvaldo Giménez 50% of the award is based on Overall Company Performance—U.S. dollars and of the remaining 50%, 35% was based on MercadoPago operations and 15% on individual performance. For Mr. Giménez, the objectives related to the 2014 operations of our MercadoPago business, are MercadoPago penetration, which is defined as the total payment volume (“TPV”) in the MercadoLibre e-commerce website in 2014 divided by the gross merchandise volume (“GMV”) in 2014, off-platform net revenues, which mainly includes revenues generated off MercadoLibre’s marketplace and financing revenues, off-platform TPV excluding our Brazilian operations and off-platform TPV of our Brazilian operations (collectively, the “MercadoPago Performance — Constant Dollars”). These are calculated using consolidated financial metrics translated to U.S. dollars at the previous year’s applicable exchange rate, which is intended to isolate the operational performance from fluctuations in local currencies.

The compensation committee believes these metrics are the strongest drivers of long-term stockholder value for our company. These elements each track off a target number and have a percentage weight, resulting in a total performance metric for each named executive officer. The compensation committee is given discretion to make adjustments to each element in order to reduce or eliminate the effect of unusual events and thus make better year-over-year performance comparisons. This process may involve subtracting or adding back both revenues and expenses from reported results to better reflect our core results. This policy also reflects the compensation committee’s inability to predict unusual events when performance targets are established early in the fiscal year. With respect to annual bonus determinations for our 2014 fiscal year, in early 2015, the compensation committee met with our vice president of human resources to analyze any appropriate adjustments. Together, they prepared a detailed analysis of each performance element and the recommended adjustments and presented it to the compensation committee for approval. In its discretion, the compensation committee also made other immaterial adjustments. For 2014, the adjustments approved by our compensation committee consisted of excluding the effect from the performance measures of the acquisition of various businesses, the acquisition of real state, financing obtained and intercompany transactions not planned. These elements and the mechanics of our annual bonus plan are more fully described below in the description of our 2014 Long-Term Retention Plan.

Long-Term Retention Plans

As a private company, our compensation program consisted primarily of annual salary and bonus. In 2008, our compensation committee determined that our executive compensation program needed more focus on long-term incentives to assist in the retention of key employees that have valuable industry expertise and developed competencies. In connection with this new focus, our company adopted the 2008 Long-Term Retention Plan (the “2008 LTRP”), followed by the 2009 Long-Term Retention Bonus Plan (the “2009 LTRP”), the 2010 Long-Term Retention Bonus Plan (the “2010 LTRP”), the 2011 Long-Term Retention Bonus Plan (the “2011 LTRP”), the 2012 Long-Term Retention Bonus Plan (the “2012 LTRP”) and the 2013 Long-Term Retention Bonus Plan (individually, the “2013 LTRP”, and collectively with the 2009 LTRP, 2010 LTRP, 2011 LTRP and 2012 LTRP, the “2009, 2010, 2011, 2012 and 2013 LTRPs”). See “Prior Long-Term Retention Plans” below for a detailed description of each of the 2009, 2010, 2011, 2012 and 2013 LTRPs.

2014 Long-Term Retention Plan

In 2013, the compensation committee continued its focus on long-term incentives and, on March 31, 2014, adopted the 2014 Long-Term Retention Plan (the “2014 LTRP”) for executives. The 2014 LTRP is designed to assist us in the retention of key employees that have valuable industry experience and developed competencies. The award under the 2014 LTRP will be fully payable in cash, shares of our common stock or any combination thereof, in addition to the annual salary and annual bonus of each employee. In order to receive an award under the 2014 LTRP, the executive must satisfy the Minimum Eligibility Conditions applicable to determine eligibility for annual cash bonuses. If these Minimum Eligibility Conditions are satisfied, the executive will, subject to his continued employment as of each applicable payment date, receive the target amount of his 2014 LTRP bonus.

The 2014 LTRP is separate and distinct from the 2009, 2010, 2011, 2012 and 2013 LTRPs. However, the compensation committee considered the expected payouts under the 2009, 2010, 2011, 2012 and 2013 LTRPs when evaluating awards under the 2014 LTRP in the interest of evaluating total compensation to be received by the executive in the coming years.

The 2014 LTRP is substantially similar to the 2013 LTRP. Awards under the 2013 LTRP were based upon an eligible participant’s satisfaction of the following “Minimum Eligibility Conditions”:

•	our company must have achieved 50% of the weighted average planned growth in each of Overall Company Performance — U.S. dollars, Overall Company Performance — Constant Dollars, MercadoPago Performance — Constant Dollars and Individual Performance, described above, as applicable to the subject executive officer. For example, Messrs. Galperin, Arnt, Tolda and Rabinovich must achieve 50% of the weighted average planned growth for both the Overall Company Performance — U.S. dollars category and the Overall Company Performance — Constant Dollars category, while Mr. Giménez must achieve 50% of the weighted average planned growth for both the Overall Company Performance — U.S. dollars category and the MercadoPago Performance — Constant Dollars category; and

•	each named executive officer (other than Mr. Galperin) must have achieved a minimum standard of “meets expectations” in his qualitative assessment of individual performance.

Each award under the 2014 LTRP is payable 100% in cash, shares of our common stock or any combination of cash and shares as determined by the compensation committee from time to time in its sole discretion. Prior to May 2013, the 2009 LTRP, 2010 LTRP, 2011 LTRP and 2012 LTRP provided for award payments thereunder to be paid in cash only. In May 2013, the compensation committee and our Board amended the 2009 LTRP, 2010 LTRP, 2011 LTRP and 2012 LTRP to provide similar flexibility to pay awards in cash, shares of stock or any combination thereof.

Under each of the 2013 LTRP and the 2014 LTRP, a participant who experiences a “covered termination,” which is defined as (i) a termination without cause and for a reason other than death or disability or (ii) a resignation with “good reason,” on or after a “change in control” (each as defined in the 2014 LTRP, as applicable) will vest in 100% of the award payments that remain to be paid. Each of the 2013 LTRP and the 2014 LTRP also provides that the compensation committee, in its discretion, may pay all or part of the amount that remains payable under an award which is not then otherwise due and payable upon the disability or death of the participant in accordance with such rules or procedures established by the compensation committee. Each of the 2013 LTRP and the 2014 LTRP generally provides that good reason exists if (a) a participant’s duties, functions or responsibilities are materially reduced, (b) a participant’s base salary or bonus opportunity is materially reduced or (c) a participant is required to relocate his principal office to a location that is more than fifty (50) miles from his then current principal office, and such circumstances remain uncured by us for thirty days.

2014 LTRP Bonus

The following table sets forth the nominal target value of the 2014 LTRP bonus and the portion of the 2014 LTRP bonus paid out for 2014 for each named executive officer:

	Nominal Target Value of 2014 LTRP Bonus (1)(2)(3)	Portion of 2014 LTRP Bonus Paid Out for 2014 (1)
Marcos Galperin	$5,946,400	$1,027,938
Pedro Arnt	$1,120,000	$193,611
Stelleo Tolda	$1,120,000	$193,611
Osvaldo Giménez	$1,120,000	$193,611
Daniel Rabinovich	$1,120,000	$193,611

(1)	The 2014 LTRP bonus amounts were determined by the compensation committee at the end of the 2014 fiscal year based on each executive’s 2014 performance tally, which tally is based on the attainment of certain individual and company goals, and the subject executive’s satisfaction of the Minimum Eligibility Conditions. Messrs. Galperin and Tolda each received his first installment payment under the 2014 LTRP in April 2015. The first installment payment under the 2014 LTRP to our other named executive officers will be paid in May 2015.
(2)	In order to receive an award under the 2014 LTRP, a named executive officer must satisfy the Minimum Eligibility Conditions applicable to determine eligibility for annual cash bonuses. If these Minimum Eligibility Conditions are satisfied, the executive will, subject to his continued employment as of each applicable payment date, receive the target amount of his 2014 LTRP bonus described above, payable as follows:

•	the officer will receive a fixed cash payment equal to 8.333% of his or her 2014 LTRP bonus once a year for a period of six years (with the first payment occurring on or about March 31, 2015) (the “Annual Fixed Payment”); and

•	on each date our company pays the Annual Fixed Payment to the officer, he will also receive a cash payment equal to the product of (i) 8.333% of the applicable 2014 LTRP bonus and (ii) the quotient of (a) divided by (b), where (a), the numerator, equals the Applicable Year Stock Price (as defined below) and (b), the denominator, equals the 2013 Stock Price (as defined below). For purposes of the 2014 LTRP, the “2013 Stock Price” shall equal $118.48 (the average closing price of our common stock on The NASDAQ Global Market during the final 60-trading days of 2013) and the “Applicable Year Stock Price” shall equal the average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of the year preceding the applicable payment date for so long as our common stock is listed on The NASDAQ.

(3)	The maximum amount of each named executive officer’s 2014 LTRP bonus will depend on our stock price for the last 60-trading days of the applicable fiscal year. To the extent our stock price exceeds $118.48 for one or more applicable periods, the amount of the executive’s 2014 LTRP bonus will exceed 8.333% of the amount listed in the column above entitled “Nominal Target Value of Total 2014 LTRP Bonus.” To the extent our stock price is less than $118.48 for one or more applicable periods, the amount of the executive’s 2014 LTRP bonus will be less than 8.333% of the amount in the column above entitled “Nominal Target Value of Total 2014 LTRP Bonus.” Thus, total payments under the 2014 LTRP over the life of the plan may be more or less than the target amount listed column above entitled “Nominal Target Value of Total 2014 LTRP Bonus.”

2014 Annual Bonus and 2014 LTRP Bonus Components

The following table describes the components of each named executive officer’s 2014 annual bonus and 2014 LTRP bonus and the percentage weight of each element:

	Marcos Galperin	Pedro Arnt	Stelleo Tolda	Osvaldo Giménez	Daniel Rabinovich
Overall Company Performance — U.S. dollars (1)
Net Revenues Minus Bad Debt (excluding Venezuela) (2)	57.0%	57%	57%	57%	57%
Net Revenues Minus Bad Debt (Venezuela) (2)	3.0%	3%	3%	3%	3%
Net Income (excluding Venezuela) (3)	23.8%	23.8%	23.8%	23.8%	23.8%
Net Income (Venezuela) (3)	1.3%	1.3%	1.3%	1.3%	1.3%
Free Cash Flow (excluding Venezuela) (4)	9.5%	9.5%	9.5%	9.5%	9.5%
Free Cash Flow (Venezuela) (4)	0.5%	0.5%	0.5%	0.5%	0.5%
NPS ML (5)	2.5%	2.5%	2.5%	2.5%	2.5%
NPS MP (6)	2.5%	2.5%	2.5%	2.5%	2.5%

Weighted average	59%	50%	50%	50%	50%

Overall Company Performance — Constant Dollars (7)
Net Revenues Minus Bad Debt (excluding Venezuela) (2)	57%	57%	57%	—	57%
Net Revenues Minus Bad Debt (Venezuela) (2)	3%	3%	3%	—	3%
Net Income (excluding Venezuela) (3)	29%	29%	29%	—	29%
Net Income (Venezuela) (3)	2%	2%	2%	—	2%
Free Cash Flow (excluding Venezuela) (4)	10%	10%	10%	—	10%
Free Cash Flow (Venezuela) (4)	1%	1%	1%	—	1%

Weighted average	41%	35%	35%	—	35%

Payments Performance
TPV On/GMVe (excluding Venezuela) (8)	—	—	—	38%	—
TPV On/GMVe (Venezuela) (8)	—	—	—	2%	—
Payments Net Revenues — Charge backs (excluding Brazil) (9)	—	—	—	30%	—
Payments Net Revenues — Charge backs (Brazil )(9)	—	—	—	30%	—

Weighted average	—	—	—	35%	—

Individual Performance (10)	—	15%	15%	15%	15%

(1)	U.S. dollars: financial metrics translated to U.S. dollars at the prevailing exchange rates, except in the case of Venezuela-specific metrics, which are stated in constant dollars in accordance with the methodology described in footnote 7.
(2)	Net Revenues Minus Bad Debt is defined as our net revenues for 2014, less bad debt charges and after adjustments for unusual items, if any, as determined by the compensation committee.
(3)	Net Income is defined as our net income in 2014 after adjustments for unusual items, if any, as determined by the compensation committee.
(4)	Free Cash Flow is defined as net increase in our cash and cash equivalents and short-term and long-term investments in 2014 over 2013, after adjustments for unusual items, if any, as determined by the compensation committee, adjusted to add (a) the difference between the MercadoPago accounts receivable balance at December 31, 2013 versus December 31, 2014 and (b) the difference between the MercadoPago accounts payable balance at December 31, 2013 versus December 31, 2014.
(5)	NPS ML stands for Net Promoter Score of the Marketplace and is a measure of our Marketplace customers’ satisfaction, calculated as the percentage of promoters (customer scoring our service from 9 to 10) minus the percentage of detractors (customers scoring our service from 0 to 6).
(6)	NPS MP stands for Net Promoter Score of Payments and is a measure of our MercadoPago customers’ satisfaction, calculated as the percentage of promoters (customer scoring our service from 9 to 10) minus the percentage of detractors (customers scoring our service from 0 to 6).

(7)	Constant Dollars: financial metrics translated to U.S. dollars at the previous year’s applicable exchange rate, which is intended to isolate the operational performance from fluctuations in local currencies.
(8)	TPV On/GMVe is defined as MercadoPago penetration in MercadoLibre measured as our TPV on the MercadoLibre e-commerce website in 2014 in U.S. dollars divided by our GMV in 2014 in U.S. dollars excluding motor vehicles, vessels, aircraft and real estate.
(9)	Payments Net Revenues — Chargebacks is defined as net revenues generated by our Financing and Off-platform transactions for 2014 in Constant Dollars, minus the chargebacks generated by credit and debit cards payments for 2014 in Constant Dollars. Refer to footnote 7 for Constant Dollars calculation methodology.
(10)	Individual Performance: resulting from the achievement of (a) performance goals defined for the 2014 fiscal year and (b) a cultural alignment assessment prepared by the chief executive officer for such annual period.

2014 Annual Bonus and 2014 LTRP Bonus Performance Elements

The following table sets forth the elements included in the company performance tally for 2014 and actual performance realized against those objectives:

Metrics	2014 Actual (in MM)	2014 Actual as Adjusted (in MM)	2014 Objective (in MM)	% of Objective
Overall Company Performance — U.S. dollars (1)
Net Revenues Minus Bad Debt (excluding Venezuela) (2)	481,6	470,6	434,5	108.3%
Net Revenues Minus Bad Debt (Venezuela) (2)	233,4	233,4	153,9	151.6%
Net Income (excluding Venezuela) (3)	99,4	106,9	83,0	128.7%
Net Income (Venezuela) (3)	(29,8)	(29,8)	73,9	0.0%
Free Cash Flow (excluding Venezuela) (4)	309,4	50,6	47,1	107.3%
Free Cash Flow (Venezuela) (4)	26,3	26,3	89,9	0.0%
NPS ML (5)	28.9%	28.9%	27.5%	105.2%
NPS MP (6)	22.0%	22.0%	18.5%	118.8%

Weighted average				112.7%

Overall Company Performance — Constant Dollars (7)
Net Revenues Minus Bad Debt (excluding Venezuela) (2)	578,8	566,9	546,0	103.8%
Net Revenues Minus Bad Debt (Venezuela) (2)	233,4	233,4	153,9	151.6%
Net Income (excluding Venezuela) (3)	114,9	122,2	103,4	118.2%
Net Income (Venezuela) (3)	(29,8)	(29,8)	73,9	0.0%
Free Cash Flow (excluding Venezuela) (4)	308,2	56,4	67,9	83.0%
Free Cash Flow (Venezuela) (4)	26,3	26,3	89,9	0.0%

Weighted average				105.3%

Payments Performance
TPV On/GMVe (excluding Venezuela) (8)	49.5%	49.5%	42.6%	116.2%
TPV On/GMVe (Venezuela) (8)	7.1%	7.1%	6,2%	113.0%
Payments Net Revenues — Charge backs (excluding Brazil) (9)	48,7	48,7	41,0	118.9%
Payments Net Revenues — Charge backs (Brazil )(9)	67,1	67,1	58,6	114.4%

Weighted average				116.4%

Individual Performance (10)

(1)	U.S. dollars: financial metrics translated to U.S. dollars at the prevailing exchange rates, except in the case of Venezuela-specific metrics, which are stated in constant dollars in accordance with the methodology described in footnote 7.
(2)	Net Revenues Minus Bad Debt is defined as our net revenues for 2014, less bad debt charges and after adjustments for unusual items, if any, as determined by the compensation committee.
(3)	Net Income is defined as our net income in 2014 after adjustments for unusual items, if any, as determined by the compensation committee.

(4)	Free Cash Flow is defined as net increase in our cash and cash equivalents and short-term and long-term investments in 2014 over 2013, after adjustments for unusual items, if any, as determined by the compensation committee, adjusted to add (a) the difference between the MercadoPago accounts receivable balance at December 31, 2013 versus December 31, 2014 and (b) the difference between the MercadoPago accounts payable balance at December 31, 2013 versus December 31, 2014.
(5)	NPS ML stands for Net Promoter Score of the Marketplace and is a measure of our Marketplace customers’ satisfaction, calculated as the percentage of promoters (customer scoring our service from 9 to 10) minus the percentage of detractors (customers scoring our service from 0 to 6).
(6)	NPS MP stands for Net Promoter Score of Payments and is a measure of our MercadoPago customers’ satisfaction, calculated as the percentage of promoters (customer scoring our service from 9 to 10) minus the percentage of detractors (customers scoring our service from 0 to 6).
(7)	Constant Dollars: financial metrics translated to U.S. dollars at the previous year’s applicable exchange rate, which is intended to isolate the operational performance from fluctuations in local currencies.
(8)	TPV On/GMVe is defined as MercadoPago penetration in MercadoLibre measured as our TPV on the MercadoLibre e-commerce website in 2014 in U.S. dollars divided by our GMV in 2014 in U.S. dollars excluding motor vehicles, vessels, aircraft and real estate.
(9)	Payments Net Revenues – Chargebacks is defined as net revenues generated by our Financing and Off-platform transactions for 2014 in Constant Dollars, minus the chargebacks generated by credit and debit cards payments for 2014 in Constant Dollars. Refer to footnote 7 for Constant Dollars calculation methodology.
(10)	Individual Performance: resulting from the achievement of (a) performance goals defined for the 2014 fiscal year and (b) a cultural alignment assessment prepared by the chief executive officer for such annual period.

Other Compensation and Benefits

Equity awards. In the past we have granted equity to our executive officers through our Amended and Restated 1999 Stock Option and Restricted Stock Plan, which was adopted by our board of directors to permit the grant of equity to our employees. In 2009, our board adopted and our stockholders approved the 2009 Equity Compensation Plan. Upon adoption of the 2009 Equity Compensation Plan, no further awards were available for issuance under our 1999 Stock Option and Restricted Stock Plan. As of December 31, 2014, we had approximately 259,457 shares of common stock available for issuance under the 2009 Equity Compensation Plan. The board has considered outstanding job performance, contributions to our company and achievement of other benchmarks in granting past awards. We have not adopted stock ownership guidelines for our executive officers.

Beginning in 2013, our 2009, 2010, 2011, 2012 and 2013 LTRPs all were amended or approved to permit the payment of award payments under such LTRPs in cash, shares of our common stock or any combination thereof. Similarly, our 2014 LTRPs were approved to permit the payment of award payments in cash, shares of our common stock or any combination thereof. In 2015, Messrs. Arnt, Giménez, and Rabinovich elected to receive shares of common stock as payment of a portion of their award payments payable in 2015 under the 2009, 2010, 2011, 2012, 2013 and 2014 LTRPs, which will be made in May 2015.

Other compensation and benefits. We maintain broad-based benefits that are provided to certain full-time employees, including health insurance, extra vacation days, mobile telephones, executive education sponsorship programs, parking spaces and subsidized English, Spanish and/or Portuguese lessons. We also provide life insurance policies for some of our employees in Brazil. In certain cases, if an employee is asked to relocate temporarily to another country office, we will facilitate such employee’s relocation by acting as guarantors in residential apartment lease agreements and paying for relocation expenses. We do not have any pension plan for our employees, including our executive officers.

Employment agreements. We have entered into employment agreements with each named executive officer as described below under “Employment Agreements.” Certain executive officers may also receive benefits in the event of a change in control of our company as described under “Potential Payments Upon Termination or Change in Control.”

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the compensation committee reviews not only the individual elements of compensation, but also total compensation and compares overall compensation to total compensation of similarly situated employees at the company’s peer companies. By design, a significant portion of the compensation awarded to our executive officers is contingent upon individual and company performance. The committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs for the best methods to promote stockholder value through employee incentives.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussions, the compensation committee recommended to the board of directors that it be included in the company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2014.

April 24, 2015	COMPENSATION COMMITTEE Meyer Malka (Chairman) Emiliano Calemzuk Veronica Allende Serra

Relationship of Compensation Practices to Risk Management

When structuring our overall compensation practices for our employees generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts our risk management practices. Attention is given to the elements and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.

We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the company. This analysis was performed and discussed by the compensation committee.

Summary Compensation Table

The following table sets forth compensation information for the years ended December 31, 2012, 2013 and 2014 for Marcos Galperin, our chief executive officer, Pedro Arnt, our chief financial officer, and our three other most highly-compensated executive officers for the year ended December 31, 2014. These executive officers are referred to as the “named executive officers” elsewhere in this proxy statement. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)		Total ($)
Marcos Galperin President and Chief Executive Officer	2014 2013 2012	581,940 600,434 559,797	— — —	— — —	4,388,972 3,132,809 1,668,542	(4) (5) (6)	4,970,913 3,733,243 2,228,339

Pedro Arnt Executive Vice President and Chief Financial Officer	2014 2013 2012	228,821 265,786 245,625	— — —	— — —	1,082,951 852,255 569,718	(7) (8) (9)	1,311,772 1,118,041 815,343

Stelleo Tolda Executive Vice President and Chief Operating Officer	2014 2013 2012	267,891 265,111 266,032	— — —	— — —	1,427,599 1,130,201 804,550	(10) (11) (12)	1,695,490 1,395,312 1,070,582

Osvaldo Giménez Executive Vice President—Payments	2014 2013 2012	228,821 265,786 283,414	— — —	— — —	1,102,023 883,825 580,534	(13) (14) (15)	1,330,844 1,149,611 826,159

Daniel Rabinovich Executive Vice President and Chief Technology Officer	2014 2013 2012	228,821 240,869 222,776	— — —	— — —	719,860 482,059 241,517	(16) (17) (18)	948,681 722,928 464,293

(1)	Base salaries are paid in foreign currencies but disclosed above in U.S. dollars, at the average exchange rate for the year in which the base salary was paid.
(2)	We pay annual bonuses to our named executive officers as described above under “—Compensation Discussion and Analysis—Elements of Compensation—Annual Bonus.” Pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, we have included annual bonus compensation in this table under the “Non-Equity Incentive Plan Compensation” column.
(3)	Bonuses are paid in foreign currencies, but disclosed above in U.S. dollars at the applicable exchange rate as of the payment date.
(4)

Includes (i) an annual bonus of $$671,469 paid in cash in the first half of 2015 based upon Mr. Galperin’s 2014 performance tally, (ii) a bonus under the 2014 LTRP of $1,027,938 payable in cash, shares of stock or any combination thereof, paid in the first quarter of 2015, representing the sum of the first fixed and variable payments of the total 2014 LTRP bonus earned by Mr. Galperin in 2014, (iii) a bonus under the 2013 LTRP of $1,288,261 paid in cash in the first quarter of 2015, representing the sum of the second fixed and variable payments of the total 2013 LTRP bonus earned by Mr. Galperin in 2013, (iv) a bonus under the 2012 LTRP of $321,427 paid in cash in the first half of 2015, representing the sum of the third fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Galperin in 2012, (v) a bonus under the 2011 LTRP of $359,119 paid in cash in the first half of 2015, representing the sum of the fourth fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Galperin in 2011, (vi) a bonus under the 2010 LTRP of $461,064 paid in cash in the first quarter of 2015, representing the sum of the fifth fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Galperin in 2010 and (vi) a bonus under the 2009 LTRP of $259,694 paid in cash in the first quarter of 2015, representing the sum of the sixth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Galperin in 2009.
(5)	Includes (i) an annual bonus of $568,103 paid in cash in the first half of 2014 based upon Mr. Galperin’s 2013 performance tally, (ii) a bonus under the 2013 LTRP of $1,233,361 payable in cash, shares of stock or any combination thereof, paid in the first quarter of 2014, representing the sum of the first fixed and variable payments of the total 2013 LTRP bonus earned by Mr. Galperin in 2013, (iii) a bonus under the 2012 LTRP of $307,609 paid in cash in the first quarter of 2014, representing the sum of the second fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Galperin in 2012, (iv) a bonus under the 2011 LTRP of $342,691 paid in cash in the first half of 2014, representing the sum of the third fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Galperin in 2011, (v) a bonus under the 2010 LTRP of $437,576 paid in cash in the first half of 2014, representing the sum of the fourth fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Galperin in 2010 and (vi) a bonus under the 2009 LTRP of $243,469 paid in cash in the first quarter of 2014, representing the sum of the fifth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Galperin in 2009.
(6)	Includes (i) an annual bonus of $645,920 paid in cash in the first half of 2013 based upon Mr. Galperin’s 2012 performance tally, (ii) a bonus under the 2012 LTRP of $246,642 paid in cash in the first quarter of 2013, representing the sum of the first fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Galperin in 2012, (iii) a bonus under the 2011 LTRP of $270,195 paid in cash in the first half of 2013, representing the sum of the second fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Galperin in 2011, (iv) a bonus under the 2010 LTRP of $333,923 paid in cash in the first half of 2013, representing the sum of the third fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Galperin in 2010 and (v) a bonus under the 2009 LTRP of $171,872 paid in cash in the first quarter of 2013, representing the sum of the fourth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Galperin in 2009.
(7)	Includes (i) an annual bonus of $264,024 paid in cash, shares of stock or any combination thereof in the first half of 2015 based upon Mr. Arnt’s 2014 performance tally, (ii) a bonus under the 2014 LTRP of $193,611 payable in cash, shares of stock or any combination thereof, paid in the first half of 2015, representing the sum of the first fixed and variable payments of the total 2014 LTRP bonus earned by Mr. Arnt in 2014, (iii) a bonus under the 2013 LTRP of $242,643 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the second fixed and variable payments of the total 2013 LTRP bonus earned by Mr. Arnt in 2013, (iv) a bonus under the 2012 LTRP of $155,529 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the third fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Arnt in 2012, (v) a bonus under the 2011 LTRP of $173,768 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the fourth fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Arnt in 2011, (vi) a bonus under the 2010 LTRP of $14,423 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the fifth fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Arnt in 2010 and (vi) a bonus under the 2009 LTRP of $38,954 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the sixth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Arnt in 2009.
(8)

Includes (i) an annual bonus of $255,083 paid in cash in the first half of 2014 based upon Mr. Arnt’s 2013 performance tally, (ii) a bonus under the 2013 LTRP of $232,303 payable in cash, shares of stock or any combination thereof, paid in the first quarter of 2014, representing the sum of the first fixed and variable payments of the total 2013 LTRP bonus earned by Mr. Arnt in 2013, (iii) a bonus under the 2012 LTRP of $148,843 paid in cash in the first quarter of 2014, representing the sum of the second fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Arnt in 2012, (iv) a bonus under the 2011 LTRP of $165,818 paid in cash in the first half of 2014, representing the sum of the third fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Arnt in 2011, (v) a bonus under the 2010 LTRP of $13,688 paid in cash in the first half of 2014, representing the sum of the fourth fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Arnt in 2010 and (vi) a bonus under the 2009 LTRP of $36,520 paid in cash in the first quarter of 2014, representing the sum of the fifth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Arnt in 2009.
(9)	Includes (i) an annual bonus of $283,414 paid in cash in the first half of 2013 based upon Mr. Arnt’s 2012 performance tally, (ii) a bonus under the 2012 LTRP of $119,338 paid in cash in the first half of 2013, representing the sum of the first fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Arnt in 2012 (iii) a bonus under the 2011 LTRP of $130,739 paid in cash in the first half of 2013, representing the sum of the second fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Arnt in 2011, (iv) a bonus under the 2010 LTRP of $10,445 paid in cash in the first half of 2013, representing the sum of the third fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Arnt in 2010 and (v) a bonus under the 2009 LTRP of $25,781 paid in cash in the first half of 2013, representing the sum of the fourth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Arnt in 2009.
(10)	Includes (i) an annual bonus of $309,105 paid in cash in the first half of 2015 based upon Mr. Tolda’s 2014 performance tally, (ii) a bonus under the 2014 LTRP of $193,611 payable in cash, shares of stock or any combination thereof, paid in the first quarter of 2015, representing the sum of the first fixed and variable payments of the total 2014 LTRP bonus earned by Mr. Tolda in 2014, (iii) a bonus under the 2013 LTRP of $242,643 paid in cash in the first quarter of 2015, representing the sum of the second fixed and variable payments of the total 2013 LTRP bonus earned by Mr. Tolda in 2013, (iv) a bonus under the 2012 LTRP of $155,529 paid in cash in the first half of 2015, representing the sum of the third fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Tolda in 2012, (v) a bonus under the 2011 LTRP of $173,768 paid in cash in the first half of 2015, representing the sum of the fourth fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Tolda in 2011, (vi) a bonus under the 2010 LTRP of $223,096 paid in cash in the first quarter of 2015, representing the sum of the fifth fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Tolda in 2010 and (vi) a bonus under the 2009 LTRP of $129.847 paid in cash in the first quarter of 2015, representing the sum of the sixth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Tolda in 2009.
(11)	Includes (i) an annual bonus of $249,772 paid in cash in the first half of 2014 based upon Mr. Tolda’s 2013 performance tally, (ii) a bonus under the 2013 LTRP of $232,303 payable in cash, shares of stock or any combination thereof, paid in the first quarter of 2014, representing the sum of the first fixed and variable payments of the total 2013 LTRP bonus earned by Mr. Tolda in 2013, (iii) a bonus under the 2012 LTRP of $148,843 paid in cash in the first quarter of 2014, representing the sum of the second fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Tolda in 2012, (iv) a bonus under the 2011 LTRP of $165,818 paid in cash in the first half of 2014, representing the sum of the third fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Tolda in 2011, (v) a bonus under the 2010 LTRP of $211,730 paid in cash in the first half of 2014, representing the sum of the fourth fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Tolda in 2010 and (vi) a bonus under the 2009 LTRP of $121,735 paid in cash in the first quarter of 2014, representing the sum of the fifth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Tolda in 2009.
(12)	Includes (i) an annual bonus of $306,960 paid in cash in the first half of 2013 based upon Mr. Tolda’s 2012 performance tally, (ii) a bonus under the 2012 LTRP of $119,338 paid in cash in the first half of 2013, representing the sum of the first fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Tolda in 2012, (iii) a bonus under the 2011 LTRP of $130,739 paid in cash in the first half of 2013, representing the sum of the second fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Tolda in 2011, (iv) a bonus under the 2010 LTRP of $161,576 paid in cash in the first half of 2013, representing the sum of the third fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Tolda in 2010 and (v) a bonus under the 2009 LTRP of $85,936 paid in cash in the first half of 2013, representing the sum of the fourth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Tolda in 2009.
(13)

Includes (i) an annual bonus of $264,024 payable in cash, shares of stock or any combination thereof in the first half of 2015 based upon Mr. Giménez’s 2014 performance tally, (ii) a bonus under the 2014 LTRP of $193,611 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the first fixed and variable payments of the total 2014 LTRP bonus earned by Mr. Giménez in 2014, (iii) a bonus under the 2013 LTRP of $242,643 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the second fixed and variable payments of the total 2013 LTRP bonus earned by Mr. Giménez in 2013, (iv) a bonus under the 2012 LTRP of $155,529 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the third fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Giménez in 2012, (v) a bonus under the 2011 LTRP of $86,884 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the fourth fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Giménez in 2011, (vi) a bonus under the 2010 LTRP of $111,548 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the fifth fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Giménez in 2010 and (vi) a bonus under the 2009 LTRP of $47,784 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the sixth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Giménez in 2009.
(14)	Includes (i) an annual bonus of $269,107 paid in cash in the first half of 2014 based upon Mr. Giménez’s 2013 performance tally, (ii) a bonus under the 2013 LTRP of $232,303 payable in cash, shares of stock or any combination thereof, paid in the first quarter of 2014, representing the sum of the first fixed and variable payments of the total 2013 LTRP bonus earned by Mr. Giménez in 2013, (iii) a bonus under the 2012 LTRP of $148,843 paid in cash in the first quarter of 2014, representing the sum of the second fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Giménez in 2012, (iv) a bonus under the 2011 LTRP of $82,909 paid in cash in the first half of 2014, representing the sum of the third fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Giménez in 2011, (v) a bonus under the 2010 LTRP of $105,865 paid in cash in the first half of 2014, representing the sum of the fourth fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Giménez in 2010 and (vi) a bonus under the 2009 LTRP of $44,798 paid in cash in the first quarter of 2014, representing the sum of the fifth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Giménez in 2009.
(15)	Includes (i) an annual bonus of $283,414 paid in cash in the first half of 2013 based upon Mr. Giménez’s 2012 performance tally, (ii) a bonus under the 2012 LTRP of $119,338 paid in cash in the first half of 2013, representing the sum of the first fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Giménez in 2012, (iii) a bonus under the 2011 LTRP of $65,370 paid in cash in the first half of 2013, representing the sum of the second fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Giménez in 2011, (iv) a bonus under the 2010 LTRP of $80,788 paid in cash in the first half of 2013, representing the sum of the third fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Giménez in 2010 and (v) a bonus under the 2009 LTRP of $31,625 paid in cash in the first half of 2013, representing the sum of the fourth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Giménez in 2009.
(16)

Includes (i) an annual bonus of $140,813 payable in cash, shares of stock or any combination thereof in the first half of 2015 based upon Mr. Rabinovich’s 2014 performance tally, (ii) a bonus under the 2014 LTRP of $193,611 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the first fixed and variable payments of the total 2014 LTRP bonus earned by Mr. Rabinovich in 2014, (iii) a bonus under the 2013 LTRP of $242,643 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the second fixed and variable payments of the total 2013 LTRP bonus earned by Mr. Rabinovich in 2013, (iv) a bonus under the 2012 LTRP of $61,798 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the third fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Rabinovich in 2012, (v) a bonus under the 2011 LTRP of $27,618 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the fourth fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Rabinovich in 2011, (vi) a bonus under the 2010 LTRP of $14,423 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the fifth fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Rabinovich in 2010 and (vi) a bonus under the 2009 LTRP of $38,954 payable in cash, shares of stock or any combination thereof, to be paid in the first half of 2015, representing the sum of the sixth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Rabinovich in 2009.
(17)	Includes (i) an annual bonus of $114,052 paid in cash in the first half of 2014 based upon Mr. Rabinovich’s 2013 performance tally, (ii) a bonus under the 2013 LTRP of $232,303 payable in cash, shares of stock or any combination thereof, paid in the first quarter of 2014, representing the sum of the first fixed and variable payments of the total 2013 LTRP bonus earned by Mr. Rabinovich in 2013, (iii) a bonus under the 2012 LTRP of $59,141 paid in cash in the first quarter of 2014, representing the sum of the second fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Rabinovich in 2012, (iv) a bonus under the 2011 LTRP of $26,355 paid in cash in the first half of 2014, representing the sum of the third fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Rabinovich in 2011, (v) a bonus under the 2010 LTRP of $13,688 paid in cash in the first half of 2014, representing the sum of the fourth fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Rabinovich in 2010 and (vi) a bonus under the 2009 LTRP of $36,520 paid in cash in the first quarter of 2014, representing the sum of the fifth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Rabinovich in 2009.
(18)	Includes (i) an annual bonus of $137,093 paid in cash in the first half of 2013 based upon Mr. Rabinovich’s 2012 performance tally, (ii) a bonus under the 2012 LTRP of $47,418 paid in cash in the first half of 2013, representing the sum of the first fixed and variable payments of the total 2012 LTRP bonus earned by Mr. Rabinovich in 2012, (iii) a bonus under the 2011 LTRP of $20,779 paid in cash in the first half of 2013, representing the sum of the second fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Rabinovich in 2011, (iv) a bonus under the 2010 LTRP of $10,445 paid in cash in the first half of 2013, representing the sum of the third fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Rabinovich in 2010 and (v) a bonus under the 2009 LTRP of $25,781 paid in cash in the first half of 2013, representing the sum of the fourth fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Rabinovich in 2009.

Grants of Plan-Based Awards for 2014

The table below summarizes plan-based awards granted to our named executive officers in 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
Marcos Galperin	March 31, 2014 March 31, 2014	402,882	(2)	537,175 5,946,400	(2) (3)(4)	671,469	(2)

Pedro Arnt	March 31, 2014 March 31, 2014	158,414	(2)	211,219 1,120,000	(2) (3)(4)	264,024	(2)

Stelleo Tolda	March 31, 2014 March 31, 2014	185,463	(2)	247,284 1,120,000	(2) (3)(4)	309,105	(2)

Osvaldo Giménez	March 31, 2014 March 31, 2014	158,414	(2)	211,219 1,120,000	(2) (3)(4)	264,024	(2)

Daniel Rabinovich	March 31, 2014 March 31, 2014	70,406	(2)	105,610 1,120,000	(2) (3)(4)	140,813	(3)

(1)	Represents estimated future payouts under our 2014 LTRP and 2014 annual bonus.
(2)	The amount set forth reflects the annual discretionary cash bonus amounts that potentially could have been earned during 2014 based upon the executive’s performance tally. The actual discretionary cash bonuses earned in 2014 by our named executive officers have been determined and were paid in the first quarter of 2015. The amounts paid are included in the 2014 row of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)	See “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Retention Plans – 2014 Long-Term Retention Plan” for information regarding the terms of the 2014 LTRP bonus.

(4)	The maximum amount of each named executive officer’s 2014 LTRP bonus will depend on our stock price for the last 60-trading days of the applicable fiscal year. To the extent our stock price exceeds $118.48 for one or more applicable periods, the amount of the executive’s 2014 LTRP bonus will exceed 8.333% of the amount listed in the “Target” column above. To the extent our stock price is less than $118.48 for one or more applicable periods, the amount of the executive’s 2014 LTRP bonus will be less than 8.333% of the amount in the “Target” column above. The average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of 2014 was $118.48. Assuming the Applicable Year Stock Price equals $118.48 as of each payment date, the total amount payable to each of the named executive officers under the 2014 LTRP would be as follows: $5,946,400 to Mr. Galperin and $1,120,000 to each of Messrs. Arnt, Tolda, Giménez, and Rabinovich.

We have entered into employment agreements and indemnification agreements with each of our named executive officers. For a detailed description, see “Employment Agreements” and “Certain Relationships and Related Transactions—Indemnification Agreements” below.

Option Exercises and Stock Vested

No options were exercised by our named executive officers during the 2014 fiscal year and no shares of stock held by our named executive officers vested during the 2014 fiscal year.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with the retirement of any of our employees. However, as required by law in certain countries where we operate, we deduct a percentage of each employee’s salary, including our executive officers, and remit it to governmental social security agencies or private pension fund administrators, depending on the regulatory regime established in each country.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements

We have previously entered into employment agreements with each of our named executive officers. The term of each of these employment agreements is for an undetermined period.

Each executive officer that is party to an employment agreement is entitled to receive the base salary set forth in such executive officer’s employment agreement, subject to the raises that we have provided to those executive officers throughout the terms of their employment. In addition to base salary, the executive officers may receive bonus compensation as we, in our sole discretion, elect to pay them in accordance with the bonus plan policy. The executive officers are also entitled to reimbursement for reasonable out-of-pocket expenses that they incur on our behalf in the performance of their duties as executive officers.

The employment agreements provide that, during an executive officer’s employment and for so long afterwards as any pertinent information remains confidential, such executive officer will not use or disclose any confidential information that we use, develop or obtain. The agreements provide that all work product relating to our business belongs to us or our subsidiaries, and the executive officer will promptly disclose such work product to us and provide reasonable assistance in connection with the defense of such work product.

The agreements also provide that, during an executive officer’s employment, and for a period of one year after the end of an executive officer’s employment in the event of termination without “just cause,” and two years in the event of resignation or termination for “just cause” (the “non-competition period”), the executive officer will not (1) compete directly or indirectly with us, (2) induce our or our subsidiaries’ employees to terminate their employment with us or to engage in any competitive business or (3) solicit or do business with any of our present, past or prospective customers or the customers of our subsidiaries.

Potential Payments Upon Termination or Change in Control

We may terminate an executive officer’s employment in the event that we determine, in our sole discretion, that there is “just cause” (as defined below). If we terminate an executive officer’s employment for “just cause,” such executive officer will not be entitled to receive any severance benefits, except for severance obligations mandated under the laws of the country where the executive officer resides. If we terminate the executive officer’s employment without “just cause,” such executive officer shall be entitled to a severance payment in an amount equal to one year’s gross base salary as set forth in the employment agreements.

“Just cause” means and includes (1) the commission by the executive officer of any gross misconduct or any offense serious enough for the relationship to become impossible to continue, including without limitation, the executive officer’s willful and continuing disregard of the lawful written instructions of our board or such executive officer’s superiors, (2) any action or any omission by the executive officer, resulting in such executive officer’s breach of his duty of loyalty or any act of self-dealing, (3) any material breach by the executive officer of his duties and obligations under the employment agreement as decided by our board and (4) the executive officer’s conviction, in our board of director’s sole discretion, of any serious crime or offense for violating any law (including, without limitation, theft, fraud, paying directly or indirectly bribes or kick-backs to government officials, the crimes set forth in the U.S. Foreign Corrupt Practices Act of 1977 or the foreign equivalent thereof and the executive officer’s embezzlement of funds of our company or any of our affiliates).

In September of 2001, we implemented the 2001 Management Incentive Bonus Plan (the “Incentive Plan”). As established in the Incentive Plan, our chief executive officer established which officers would be eligible for the Incentive Plan. Pursuant to the Incentive Plan, in the event we are sold, the eligible officers, as a group, are entitled to receive a “sale bonus” and a “stay bonus.” If the purchase price is equal to or greater than $20,000,000 then the eligible officers as a group are entitled to receive (1) a sale bonus equal to 5.5% of the purchase price and (2) a stay bonus equal to 7.1% of the purchase price, subject in both cases to a maximum combined cap of $78,335,000. If the purchase price is less than $20,000,000, then the eligible officers, as a group, are entitled to receive the “stay bonus” only. The bonuses are divided between the eligible officers, including our named executive officers and others, according to the participation percentages established by our chief executive officer, in accordance with the Incentive Plan.

For additional information regarding potential payments under our LTRPs, see “—Elements of Compensation—Long-Term Retention Plan—2014 Long-Term Plan” and “—Prior Long-Term Retention Plans”

Potential Payments Upon Change in Control, Death or Disability, Termination Without Cause or Resignation for Good Reason

The following tables represent the payments due to each named executive officer in the event of termination due to (i) his termination without just cause or (ii) his termination without Cause or resignation for Good Reason (each as defined in the 2014 LTRP) on or after a change in control, assuming such event occurred on December 31, 2014, that would have been triggered under either such officers’ employment agreement or our LTRPs.

Payments Due Upon Termination Without Cause (1)

Name	Salary	Total
	($)	($)
Marcos Galperin	716,234	716,234
Pedro Arnt	281,625	281,625
Stelleo Tolda	329,712	329,712
Osvaldo Giménez	281,625	281,625
Daniel Rabinovich	281,625	281,625

(1)	Represents severance payable to executive under his employment agreement.

Payments Due Upon Termination without Cause or Resignation with Good Reason On or After a Change In Control (1)

Name	Non-Equity Incentive Plan Compensation (2)	Total
	($)	($)
Marcos Galperin	15,238,924	15,238,924
Pedro Arnt	3,532,520	3,532,520
Stelleo Tolda	4,340,425	4,340,425
Osvaldo Giménez	3,494,019	3,494,019
Daniel Rabinovich	2,479,266	2,479,266

(1)	Excludes any sale or stay bonuses payable under the Incentive Plan upon a sale of our company, which bonus amounts are based on the purchased price in the event of a sale. See “—Potential Payments Upon Termination or Change in Control” for more information.
(2)	Represents outstanding awards payable to executive under the 2009 LTRP, 2010 LTRP, 2011 LTRP, 2012 LTRP, 2013 LTRP and 2014 LTRP. All outstanding awards payable in this case are based on the average closing price of our common stock during the final 60 trading days of 2014.

Prior Long-Term Retention Plans

Amendments to 2009 LTRP, 2010 LTRP, 2011 LTRP and 2012 LTRP

In May 2013, the compensation committee and our Board amended each of the 2009 LTRP, 2010 LTRP, 2011 LTRP and 2012 LTRP, to provide that award payments could be made in cash, shares of our common stock or any combination of cash and shares of our common stock, as determined by the compensation committee in its sole discretion.

In addition, each of the 2009 LTRP, 2010 LTRP, 2011 LTRP and 2012 LTRP, were amended to provide that a participant who experiences a “covered termination,” which is defined as (i) a termination without cause and for a reason other than death or disability or (ii) a resignation with “good reason,” in each case on or after a “change in control” (each as defined in the respective LTRP), will vest in 100% of the award payments that remain to be paid. As amended, each of the LTRPs provides that the compensation committee, in its discretion, may pay all or part of the amount that remains payable under an award which is not then otherwise due and payable upon the disability or death of the participant in accordance with such rules or procedures established by the compensation committee. Each of these LTRPs, as amended, generally provides that good reason exists if (a) a participant’s duties, functions or responsibilities are materially reduced, (b) a participant’s base salary or bonus opportunity is materially reduced or (c) a participant is required to relocate his principal office to a location that is more than fifty (50) miles from his then current principal office, and such circumstances remain uncured by us for thirty days. As discussed above, the compensation committee engaged Mercer to conduct a review of the terms of each of our 2009 LTRP, 2010 LTRP, 2011 LTRP and 2012 LTRP against customary market terms for these types of plans. Mercer recommended that the compensation adopt the foregoing changes, which they considered to be customary for the compensation programs or agreements of public companies in the United States for the purpose of retaining and incentivizing employees. The compensation committee and our Board elected to approve the foregoing changes following their own review and a discussion of Mercer’s recommendation.

2009 Long-Term Retention Plan

In July 2009, our compensation committee adopted the 2009 LTRP for executives to supplement salary and annual bonus for an eight-year period starting in 2009. As noted above, the 2009 LTRP was amended and restated in May 2013. The 2009 LTRP was designed to assist us in the retention of key employees that have valuable industry experience and developed competencies. The committee considered the expected payouts under the 2008 LTRP when evaluating awards under the 2009 LTRP in the interest of evaluating total compensation to be received by the executive in the coming years.

Awards under the 2009 LTRP were based upon an eligible participant’s satisfaction of the following minimum eligibility conditions:

•	our company must have achieved at least 80% of the target general company performance objectives in 2009;

•	the subject executive officer must have scored at least 80% on his individual qualitative assessments; and

•	the subject executive’s total performance tally must have equaled at least 80%.

In addition, Mr. Giménez’s bonus eligibility was dependent upon the MercadoPago business achieving at least 70% of target net revenues. Under the 2009 LTRP, general company performance objectives included net revenues minus bad debt for our company, our net income, and our free cash flow.

Each award under the 2009 LTRP is payable over an eight-year period and is payable (i) in the case of award payments made before a change in control, in cash, shares of our common stock or any combination of cash or shares of our common stock, as determined by the compensation committee in its sole discretion, and (ii) in the case of award payments made on or after a change in control, in the form of cash only. A participant in the 2009 LTRP that is employed as an “eligible employee” (as defined in the 2009 LTRP) on the date each portion of the award under the 2009 LTRP is to be paid to such participant shall be entitled to receive the applicable award payment on such date. Except with respect to a covered termination event on or after a change in control, participation in the 2009 LTRP will cease immediately upon a participant’s retirement, resignation or termination of employment for any reason (with or without cause), or if determined by the compensation committee, upon the participant’s death or disability.

In order to receive an award under the 2009 LTRP, an eligible participant must satisfy certain minimum company and individual performance conditions. If these conditions are satisfied, the executive officer will, subject to his continued employment as of each applicable payment date or a covered termination event occurring on or after a change in control, receive the full amount of his 2009 LTRP bonus, payable as follows:

•	the officer will receive a fixed cash payment equal to 6.25% of his or her 2009 LTRP bonus once a year for a period of eight years starting in 2010; and

•	on each date we pay the annual fixed payment to the officer, he or she will also receive a variable cash payment equal to the product of (i) 6.25% of the applicable 2009 LTRP bonus and (ii) the quotient of (a) divided by (b), where (a), the numerator, equals the Applicable Year Stock Price (defined below) and (b), the denominator, equals the 2008 Stock Price (as defined below). For purposes of the 2009 LTRP, the “2008 Stock Price” equals $13.81 (the average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of 2008) and the “Applicable Year Stock Price” equals the average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of the year preceding the applicable payment date.

The maximum amount of each executive officer’s 2009 LTRP bonus will depend on our stock price for the last 60 trading days of the applicable fiscal year. Under the 2009 LTRP, in the event that, as of any payment date, our shares are not listed on a national stock exchange, the amount of the annual variable payment will be based upon the average closing price of the shares during the 90-day period they were lasted traded on a national exchange, unless the compensation committee determines that a different value is more appropriate based upon the facts and circumstances.

2010 Long-Term Retention Plan

In June 2010, the compensation committee adopted the 2010 LTRP to supplement salary and annual bonus for an eight-year period starting in 2011. As noted above, the 2010 LTRP was amended and restated in May 2013. The 2010 LTRP was designed to assist us in the retention of key employees that have valuable industry experience and developed competencies. The committee considered the expected payouts under prior LTRPs when evaluating awards under the 2010 LTRP in the interest of evaluating total compensation to be received by the executive in the coming years.

Awards under the 2010 LTRP were based upon an eligible participant’s satisfaction of the following minimum eligibility conditions:

•	our company must have achieved at least 80% of the target general company performance objectives in 2010;

•	the business unit must have achieved at least 70% of the functional performance objectives in 2010;

•	the subject executive officer must have scored at least 80% on his individual qualitative assessments; and

•	the subject executive’s total performance tally must have equaled at least 80%.

Each award under the 2010 LTRP is payable over an eight-year period and is payable in (i) in the case of award payments made before a change in control, in cash, shares of our common stock or any combination of cash or shares of our common stock, as determined by the compensation committee in its sole discretion, and (ii) in the case of award payments made on or after a change in control, in the form of cash only. A participant in the 2010 LTRP that is employed as an “eligible employee” (as defined in the 2010 LTRP) on the date each portion of the award under the 2010 LTRP is to be paid to such participant shall be entitled to receive the applicable award payment on such date. Except with respect to a covered termination event on or after a change in control, participation in the 2010 LTRP will cease immediately upon a participant’s retirement, resignation or termination of employment for any reason (with or without cause), or if determined by the compensation committee, upon the participant’s death or disability.

Under the 2010 LTRP, general company performance objectives included:

•	net revenues minus bad debt for our marketplace business, defined as our net revenues for 2010, determined in accordance with U.S. GAAP, less the portion of our bad debt for our marketplace business that was uncollectible and after adjustments for unusual items as determined by the compensation committee;

•	our net income, determined in accordance with GAAP and after adjustments for unusual items as determined by the compensation committee; and

•	our adjusted free cash flow, defined as the net increase in our cash and cash equivalents and short-term and long-term investments in 2010 over 2009 adjusted by (a) the difference between the MercadoPago accounts receivable balance at December 31, 2009 versus December 31, 2010 and (b) the difference between the MercadoPago accounts payable balance at December 31, 2009 versus December 31, 2010 and after adjustments for unusual items as determined by the compensation committee.

The 2010 LTRP will be paid in eight equal annual quotas (12.5% each) commencing on March 31, 2011. Each quota will be calculated as follows:

•	the officer will receive a fixed cash payment equal to 6.25% of his or her 2010 LTRP bonus once a year for a period of eight years starting in 2011; and

•	on each date we pay the annual fixed payment to the officer, he or she will also receive a variable cash payment equal to the product of (i) 6.25% of the applicable 2010 LTRP bonus and (ii) the quotient of (a) divided by (b), where (a), the numerator, equals the Applicable Year Stock Price (defined below) and (b), the denominator, equals the 2009 Stock Price (as defined below). For purposes of the 2010 LTRP, the “2009 Stock Price” equals $45.75 (the average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of 2009) and the “Applicable Year Stock Price” equals the average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of the year preceding the applicable payment date.

The maximum amount of each executive officer’s 2010 LTRP bonus will depend on our stock price for the last 60 trading days of the applicable fiscal year. Under the 2010 LTRP, in the event that, as of any payment date, our shares are not listed on a national stock exchange, the amount of the annual variable payment will be based upon the average closing price of the shares during the 90-day period they were lasted traded on a national exchange, unless the compensation committee determines that a different value is more appropriate based upon the facts and circumstances.

2011 Long-Term Retention Plan

On August 1, 2011, the board of directors finalized the 2011 LTRP. As noted above, the 2011 LTRP was amended and restated in May 2013. The 2011 LTRP was designed to assist us in the retention of key employees that have valuable industry experience and developed competencies. In order to receive an award under the 2011 LTRP, the executive must satisfy the Minimum Eligibility Conditions applicable to determine eligibility for annual cash bonuses. If these Minimum Eligibility Conditions are satisfied, the executive will, subject to his continued employment as of each applicable payment date or a covered termination event on or after a change in control, receive the target amount of his 2011 LTRP bonus. The compensation committee considered the expected payouts under the 2008 LTRP, 2009 LTRP, and 2010 LTRP when evaluating awards under the 2011 LTRP in the interest of evaluating total compensation to be received by the executive in the coming years.

Awards under the 2011 LTRP were based upon an eligible participant’s satisfaction of the following “Minimum Eligibility Conditions”:

•	our company must have achieved at least 80% of the target General Company Performance Objectives in 2011;

•	the subject executive officer must have scored at least 80% on his individual qualitative assessment; and

•	the subject executive officer’s total performance tally must have equaled at least 80%.

In addition, in order for Mr. Giménez to be eligible to receive a 2011 LTRP bonus, the MercadoPago business must have achieved at least 70% of target net revenues.

Each award under the 2011 LTRP is payable over an eight-year period and is payable in (i) in the case of award payments made before a change in control, in cash, shares of our common stock or any combination of cash or shares of our common stock, as determined by the compensation committee in its sole discretion, and (ii) in the case of award payments made on or after a change in control, in the form of cash only. A participant in the 2011 LTRP that is employed as an “eligible employee” (as defined in the 2011 LTRP) on the date each portion of the award under the 2011 LTRP is to be paid to such participant shall be entitled to receive the applicable award payment on such date. Except with respect to a covered termination event on or after a change in control, participation in the 2011 LTRP will cease immediately upon a participant’s retirement, resignation or termination of employment for any reason (with or without cause), or if determined by the compensation committee, upon the participant’s death or disability.

2012 Long-Term Retention Plan

On June 5, 2012, the board of directors finalized the 2012 LTRP. As noted above, the 2012 LTRP was amended and restated in May 2013. The 2012 LTRP was designed to assist us in the retention of key employees that have valuable industry experience and developed competencies. In order to receive an award under the 2012 LTRP, the executive must satisfy the Minimum Eligibility Conditions applicable to determine eligibility for annual cash bonuses. If these Minimum Eligibility Conditions are satisfied, the executive will, subject to his continued employment as of each applicable payment date or a covered termination event on or after a change in control, receive the target amount of his 2012 LTRP bonus. The compensation committee considered the expected payouts under the 2008 LTRP, 2009 LTRP, 2010 LTRP and 2011 LTRP when evaluating awards under the 2012 LTRP in the interest of evaluating total compensation to be received by the executive in the coming years.

Awards under the 2012 LTRP were based upon an eligible participant’s satisfaction of the following “Minimum Eligibility Conditions”:

•	our company must have achieved at least 50% of the weighted average planned growth in each of Overall Company Performance — U.S. dollars, Overall Company Performance — Constant Dollars, MercadoPago Performance — Constant Dollars and Individual Performance, described above, as applicable to the subject executive officer. For example, Messrs. Galperin, Arnt, Tolda and Rabinovich must achieve 50% of the weighted average planned growth for both the Overall Company Performance — U.S. dollars category and the Overall Company Performance — Constant Dollars category, while Mr. Giménez must achieve 50% of the weighted average planned growth for both the Overall Company Performance — U.S. dollars category and the MercadoPago Performance — Constant Dollars category; and

•	each named executive officer must have achieved a minimum standard of “meets expectations” (90%) in his qualitative assessment of individual performance.

Each award under the 2012 LTRP is payable over an eight-year period and is payable in (i) in the case of award payments made before a change in control, in cash, shares of our common stock or any combination of cash or shares of our common stock, as determined by the compensation committee in its sole discretion, and (ii) in the case of award payments made on or after a change in control, in the form of cash only. A participant in the 2012 LTRP that is employed as an “eligible employee” (as defined in the 2012 LTRP) on the date each portion of the award under the 2012 LTRP is to be paid to such participant shall be entitled to receive the applicable award payment on such date. Except with respect to a covered termination event on or after a change in control, participation in the 2012 LTRP will cease immediately upon a participant’s retirement, resignation or termination of employment for any reason (with or without cause), or if determined by the compensation committee, upon the participant’s death or disability.

2013 Long-Term Retention Plan

On September 27, 2013, the board of directors finalized the 2013 LTRP. The 2013 LTRP was designed to assist us in the retention of key employees that have valuable industry experience and developed competencies. The award under the 2013 LTRP will be fully payable in cash, shares of our common stock or any combination thereof, in addition to the annual salary and annual bonus of each employee. In order to receive an award under the 2013 LTRP, the executive must satisfy the Minimum Eligibility Conditions applicable to determine eligibility for annual cash bonuses. If these Minimum Eligibility Conditions are satisfied, the executive will, subject to his continued employment as of each applicable payment date or a covered termination event on or after a change in control, receive the target amount of his 2013 LTRP bonus. The compensation committee considered the expected payouts under 2009 LTRP, 2010 LTRP, 2011 LTRP and 2012 LTRP when evaluating awards under the 2013 LTRP in the interest of evaluating total compensation to be received by the executive in the coming years.

Awards under the 2013 LTRP were based upon an eligible participant’s satisfaction of the following “Minimum Eligibility Conditions”:

•	our company must have achieved 50% of the weighted average planned growth in each of Overall Company Performance — U.S. dollars, Overall Company Performance — Constant Dollars, MercadoPago Performance — Constant Dollars and Individual Performance, described above, as applicable to the subject executive officer. For example, Messrs. Galperin, Arnt, Tolda and Rabinovich must achieve 50% of the weighted average planned growth for both the Overall Company Performance — U.S. dollars category and the Overall Company Performance — Constant Dollars category, while Mr. Giménez must achieve 50% of the weighted average planned growth for both the Overall Company Performance — U.S. dollars category and the MercadoPago Performance — Constant Dollars category;

•	each named executive officer (other than Mr. Galperin) must have achieved a minimum standard of “meets expectations” in his qualitative assessment of individual performance.

Each award under the 2013 LTRP is payable 100% in cash, shares of our common stock or any combination of cash over a six-year period and shares as determined by the compensation committee from time to time in its sole discretion. Under the 2013 LTRP, a participant who experiences a “covered termination,” which is defined as (i) a termination without cause and for a reason other than death or disability or (ii) a resignation with “good reason,” on or after a “change in control” (each as defined in the 2013 LTRP) will vest in 100% of the award payments that remain to be paid. The 2013 LTRP also provides that the compensation committee, in its discretion, may pay all or part of the amount that remains payable under an award which is not then otherwise due and payable upon the disability or death of the participant in accordance with such rules or procedures established by the compensation committee. The 2013 LTRP generally provides that good reason exists if (a) a participant’s duties, functions or responsibilities are materially reduced, (b) a participant’s base salary or bonus opportunity is materially reduced or (c) a participant is required to relocate his principal office to a location that is more than fifty (50) miles from his then current principal office, and such circumstances remain uncured by us for thirty days.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Financial Reform Act”) provides our stockholders with an advisory vote to approve our executive compensation. This advisory vote gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Although this vote is advisory and is not binding, the board of directors and the compensation committee plan to take into consideration the outcome of the vote when making future executive compensation decisions. At our 2012 Annual Meeting of Stockholders, a majority of stockholders voted in favor of having an advisory vote to approve our executive compensation each year, consistent with the recommendation of our board. After consideration of these results and our Board’s recommendation, we elected to hold future advisory votes on executive compensation each year until the next advisory vote on frequency occurs. We are required under the Financial Reform Act to hold an advisory vote on frequency at least every six years.

As described in detail under “Executive Compensation,” our compensation program is designed to align the interests of management with those of our stockholders, apply a pay-for-performance philosophy and attract and retain top management talent. Our board believes that our current executive compensation program directly links executive compensation to our performance and properly aligns the interests of our executive officers with those of our stockholders. For example:

•	By design, a significant portion of the compensation awarded to our named executive officers is contingent upon individual and company performance. In 2014, subject to satisfaction of minimum eligibility conditions, 100% of our president and chief executive officer’s annual bonus was based on pre-determined company performance criteria. For each of our other named executive officers (other than our executive vice president—payments), subject to satisfaction of the minimum eligibility conditions, 85% of the annual bonus was based on company performance and 15% was based on an assessment of individual performance. For our executive vice president—payments, subject to satisfaction of the minimum eligibility conditions, 50% of the annual bonus was based on company performance, 35% was based on MercadoPago Performance — Constant Dollars and 15% was based on an assessment of individual performance.

•	Base salary represents a relatively small percentage of total direct compensation for our named executive officers. In 2014, the compensation committee applied our pay-for-performance philosophy in setting base salaries for our chief executive officer, chief financial officer and chief operating officer that represented between approximately 12% and 24% of their respective total direct compensation.

•	The awards granted to our named executive officers under our long-term retention plans are paid out over a period of eight years, in the case of each of the 2009 LTRP, 2010 LTRP, 2011 LTRP and 2012 LTRP, and six years, in the case of the 2013 LTRP and 2014 LTRP, and subject to forfeiture under certain conditions.

See the information set forth under “Executive Compensation” for more information on these elements of our executive compensation program.

For these reasons, our board strongly endorses our company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in this proxy statement.”

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF OUR EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Malka (Chairman) and Calemzuk, and Ms. Serra comprise our compensation committee. None of the current members of our compensation committee has ever been an officer or employee of our company or our subsidiaries or had any relationship with us requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2014, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our compensation committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our board. All members of our compensation committee are independent in accordance with the applicable rules of NASDAQ and our corporate governance guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the fullest extent permitted by Delaware law.

Review, Approval or Ratification of Transactions with Related Parties

The board has delegated to the audit committee the responsibility to review and approve all transactions or series of transactions in which we or a subsidiary is a participant, the amount involved exceeds $120,000 and a “related person” (as defined in Item 404 of Regulation S-K) has a direct or indirect material interest. Transactions that fall within this definition will be referred to the audit committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of our company.

AUDIT COMMITTEE REPORT

Pursuant to SEC rules for proxy statements, the audit committee of our board has prepared the following Audit Committee Report. The audit committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the audit committee.

The audit committee of our board is composed of Mario Vázquez (Chairman), Meyer Malka and Susan Segal, all of whom are independent under the NASDAQ listing standards and rules and regulations of the SEC applicable to audit committees. The audit committee operates under a charter, which is posted on our investor relations website at http://investor.mercadolibre.com and annually reviewed by the board. This charter specifies the scope of the audit committee’s responsibilities and the manner in which it carries out those responsibilities.

The audit committee members are not professional accountants or auditors. Management has the primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and the internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. In this context, the audit committee has reviewed and discussed with management the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

The audit committee also has discussed with Deloitte & Co S.A. the matters required to be discussed by the Codification of Statements on Auditing Standards, AU Section 380, as amended.

The audit committee has received the written disclosures and the letter from Deloitte & Co S.A. required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Co S.A.’s communications with the audit committee concerning independence and has discussed with Deloitte & Co S.A. its independence.

Based on the audit committee’s review and discussions with management and Deloitte & Co S.A. described above, the audit committee recommended that our board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

The foregoing report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

AUDIT COMMITTEE

April 24, 2015	Mario Vázquez, Chairman Meyer Malka Susan Segal

PROPOSAL THREE:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Co. S.A. (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and stockholders are being asked to ratify the selection at the 2015 Annual Meeting. Representatives of Deloitte will not be present at the 2015 Annual Meeting in person. However, representatives will be present telephonically and will have the opportunity to make a statement and respond to appropriate questions.

Although ratification by stockholders is not a prerequisite to the ability of the audit committee to select Deloitte as our independent registered public accounting firm, we believe ratification to be desirable. Accordingly, our stockholders are being requested to ratify, confirm and approve the selection of Deloitte as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements for the year ending December 31, 2015. If the stockholders do not ratify the selection of Deloitte, the selection of the independent registered public accounting firm will be reconsidered by the audit committee; however, the audit committee may select Deloitte notwithstanding the failure of the stockholders to ratify its selection. If the appointment of Deloitte is ratified, the audit committee will continue to conduct an ongoing review of Deloitte’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Deloitte at any time.

The audit committee considers Deloitte to be qualified to deliver independent auditing services to our company due to, among other things, their depth of experience, breadth of reserves, commitment to provide exceptional service, ability to handle transactional matters and location of key personnel.

Deloitte served as our independent registered public accounting firm for the fiscal years ended December 31, 2010, 2011, 2012, 2013 and 2014 and reported on our consolidated financial statements for those years.

Audit and Non-Audit Fees

The following is a description of the fees billed to us by Deloitte for the years ended December 31, 2014 and 2013:

	2014	2013
Audit Fees	$992,642	$1,080,179
Audit-Related Fees	$224,871	$41,112
Tax Fees	$57,168	$101,319
All Other Fees	—	$67,364

Total	$1,274,681	$1,289,975

Audit Fees

Audit fees represent the aggregate fees billed to us by Deloitte during the applicable fiscal year in connection with the annual audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of our interim financial statements and the review of our Annual Report on Form 10-K. Audit fees also include fees for services performed by Deloitte during the applicable fiscal year that are closely related to the audit and in many cases could only be provided by our independent registered public accounting firm. Such services include consents related to SEC registration statements and certain reports relating to our regulatory filings.

Audit-Related Fees

Audit-related fees represent the aggregate fees billed to us by Deloitte during the applicable fiscal year for assurance and related services reasonably related to the performance of the audit of our annual financial statements for those years.

Tax Fees

Tax fees represent the aggregate fees billed to us by Deloitte during 2014 and 2013 for tax compliance, tax planning and tax advice.

All Other Fees

All other fees represent the aggregate fees billed to us by Deloitte for those permissible non-audit services that the audit committee believes are routine and recurring and would not impair the independence of the independent registered public accounting firm and are consistent with the SEC’s rules on auditor independence.

Audit Committee Pre-Approval Policy

The audit committee’s policy is that all audit and non-audit services provided by its independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the audit committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for all services to be performed by the independent registered public accounting firm are established periodically by the audit committee, detailed as to the particular service or category of services to be performed and implemented by our financial officers. The term of any pre-approval is twelve months from the date of pre-approval, unless the audit committee specifically provides for a different period. Any audit or non-audit service fees that we may incur that fall outside the limits pre-approved by the audit committee for a particular service or category of services require separate and specific pre-approval by the audit committee prior to the performance of services. For each fiscal year, the audit committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax and other services. The audit committee may revise the list of pre-approved services from time to time. In all pre-approval instances, the audit committee will consider whether such services are consistent with the SEC rules on auditor independence.

All of the fees paid to Deloitte during the years ended December 31, 2014 and 2013 described above were pre-approved by the audit committee in accordance with the audit committee pre-approval policy.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

HEADQUARTERS INFORMATION

Our headquarters are located at Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG and the telephone number at that location is 011-54-11-4640-8000.

OTHER MATTERS

As of the date of this proxy statement, our board does not know of any matters to be presented at the 2015 Annual Meeting other than those specifically set forth in the Notice of 2015 Annual Meeting of Stockholders and this proxy statement. If other proper matters, however, should come before the 2015 Annual Meeting or any adjournment thereof, the proxies named in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

A stockholder may present proper proposals for inclusion in our proxy statement and for consideration at the 2016 Annual Meeting of Stockholders by submitting their proposals in writing to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2016 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than January 1, 2016; provided, however, that in the event that we hold our 2016 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the 2015 Annual Meeting, we will disclose the new deadline by which stockholders proposals must be received under Item 5 of our earliest possible quarterly report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

MercadoLibre, Inc.

Attn: Corporate Secretary

Arias 3751, 7th Floor

Buenos Aires, Argentina, C1430CRG

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders or nominate persons for election to our board at our annual meeting but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of a meeting (or any supplement thereto) given by or at the direction of the chairman of the board or our board of directors, (2) otherwise properly brought before the meeting by the chairperson or by or at the direction of a majority of our board of directors, or (3) properly brought before the meeting by a stockholder entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws.

To be timely, our Corporate Secretary must receive the written notice at our principal executive offices not earlier than 90 days and not later than 60 days before the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders (i.e. between January 31, 2016 and June 29, 2016 for our 2016 Annual Meeting of Stockholders). However, in the event that the date of the 2016 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the 2015 Annual Meeting, in order to be timely, a proposal or nomination by the stockholder must be delivered not later than the later of (i) 90 days before the 2016 Annual Meeting of Stockholders or (ii) 10 days following the day on which public announcement of the date of such meeting is first made. The notice must satisfy the other requirements with respect to such proposals and nominations contained in our bylaws. If a stockholder fails to meet the deadlines in Rule 14a-8 and our bylaws or fails to comply with SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal. Our bylaws were filed with the SEC as an exhibit to our registration statement on Form S-1 on May 11, 2007, which can be viewed by visiting our investor relations website at http://investor.mercadolibre.com and may also be obtained by writing to our Corporate Secretary at our principal executive office (Arias 3751, 7th floor, Buenos Aires, Argentina, C1430CRG).

By order of the board of directors,

Marcos Galperin

Chairman of the Board, President and Chief

Executive Officer

April 30, 2015

Buenos Aires, Argentina

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

MERCADOLIBRE, INC. ARIAS 3751 7TH FLOOR BUENOS AIRES C1430 CRG ARGENTINA	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M89278-P66031	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCADOLIBRE, INC. The Board of Directors recommends you vote FOR each of the Class II director nominees named below (proposal 1A):		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1A.	Election of three Class II Directors	☐	☐	☐
Nominees:
01) Nicolás Galperin
02) Meyer Malka
03) Javier Olivan
The Board of Directors recommends you vote FOR the Class III director nominee named below (proposal 1B):

1B.	Election of one Class III Director
Nominee:
04) Roberto Balls Sallouti
The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain
2.	Advisory vote on the compensation of our named executive officers	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 3:
3.	Ratification of the appointment of Deloitte & Co. S.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2015	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the 2014 Annual Report are available at www.proxyvote.com.

M89279-P66031

MERCADOLIBRE, INC. Annual Meeting of Stockholders June 12, 2015 12:00 p.m. This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marcos Galperin, Pedro Arnt and Jacobo Cohen Imach, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MERCADOLIBRE, INC. that the stockholder(s) is/are entitled to vote at the 2015 Annual Meeting of Stockholders to be held at 12:00 p.m. on June 12, 2015, at the offices of Hunton & Williams LLP, 1111 Brickell Avenue, Suite 2500, Miami, Florida 33131, and any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) “FOR” ALL NOMINEES IN PROPOSAL 1A and 1B, “FOR” PROPOSALS 2 AND 3 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

Continued and to be signed on reverse side